Exhibit 10.1

EXECUTION VERSION

[Published CUSIP Number:             ]

CREDIT AGREEMENT

dated as of September 7, 2011

among

HECKMANN CORPORATION,

HECKMANN WATER RESOURCES CORPORATION,

HECKMANN WATER RESOURCES (CVR), INC.,

HEK WATER SOLUTIONS, LLC,

1960 WELL SERVICES, LLC,

and

HECKMANN WATER RESOURCES (EXCALIBUR), INC.,

as Borrowers,

CERTAIN OTHER BORROWERS

PARTY HERETO FROM TIME TO TIME,

THE LENDERS PARTY HERETO,

REGIONS BANK,

as Administrative Agent and Collateral Agent,

RBS CITIZENS BANK, N.A.

and

FIRST NATIONAL BANK OF PENNSYLVANIA,

as Co-Syndication Agents,

and

WELLS FARGO BANK, N.A.,

as Documentation Agent

REGIONS CAPITAL MARKETS,

a division of Regions Bank,

and

RBS CITIZENS BANK, N.A.,

as Joint Lead Arrangers and Joint Book Managers

i

Appendices

Appendix A	Lenders, Commitments and Commitment Percentages
Appendix B	Notice Information

Schedules

Schedule 5.1	Organization; Requisite Power and Authority; Qualification
Schedule 5.2	Equity Interests and Ownership
Schedule 5.10(b)	Real Estate Assets
Schedule 5.14	Name, Jurisdiction and Tax Identification Numbers of Borrowers and Restricted Subsidiaries
Schedule 5.21	Insurance Coverage
Schedule 7.1	Existing Indebtedness
Schedule 7.2	Existing Liens
Schedule 7.6	Existing Investments

Exhibits

Exhibit 2.1	Form of Funding Notice
Exhibit 2.3	Form of Issuance Notice
Exhibit 2.5-1	Form of Revolving Loan Note
Exhibit 2.5-2	Form of Swingline Note
Exhibit 2.5-3	Form of Term Loan Note
Exhibit 2.8	Form of Conversion/Continuation Notice
Exhibit 6.1(e)	Form of Compliance Certificate
Exhibit 6.11	Form of Borrower Joinder Agreement
Exhibit 10.5	Form of Assignment Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of September 7, 2011 (as amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among HECKMANN CORPORATION, a Delaware corporation (the “Company”), HECKMANN WATER RESOURCES CORPORATION, a Texas corporation (“HWR”), HECKMANN WATER RESOURCES (CVR) INC., a Texas corporation (“CVR”), HEK WATER SOLUTIONS, LLC, a Delaware limited liability company (“HWS”), 1960 WELL SERVICES, LLC, an Ohio limited liability company (“Well Services”), HECKMANN WATER RESOURCES (EXCALIBUR), INC., an Oklahoma corporation (“Excalibur”), and certain Subsidiaries of the Company from time to time party hereto, as Borrowers, the Lenders from time to time a party hereto, REGIONS BANK, as administrative agent (in such capacity, “Administrative Agent”) and collateral agent (in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, the Company and the other Borrowers have requested that the Lenders provide revolving credit and term loan facilities for the purposes set forth herein; and

WHEREAS, the Lenders have agreed to make the requested facilities available on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Section 1. DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. The following terms used herein, including in the introductory paragraph, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the property of another Person or at least a majority of the Equity Interests of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Acquisition Agreements” means the CVR Purchase Agreement, the Sand Hill Purchase Agreement, the CPI Purchase Agreement, the Bear Creek Purchase Agreement, the Devonian Purchase Agreement, the Excalibur Purchase Agreement, the Charis Purchase Agreement and any purchase agreement in connection with any Permitted Acquisition.

“Adjusted LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for an Adjusted LIBOR Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum (rounded upward to the next whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being Reuters Screen LIBOR01 Page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the next whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to quotation rate (or the arithmetic mean of rates) offered to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Regions Bank or any other Lender selected by the Administrative Agent, for which the Adjusted LIBOR Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one, minus (b) the Applicable Reserve Requirement.

“Adjusted LIBOR Rate Loan” means Loans bearing interest based on the Adjusted LIBOR Rate.

“Administrative Agent” means as defined in the introductory paragraph hereto, together with its successors and assigns.

“Administrative Questionnaire” means an administrative questionnaire provided by the Lenders in a form supplied by the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Borrower or any Restricted Subsidiary) at law or in equity, or before or by any Governmental Authority, whether pending or, to the knowledge of any Borrower or any Restricted Subsidiary, threatened in writing against any Borrower or any Restricted Subsidiary or any material property of any Borrower or Restricted Subsidiaries.

“Affected Lender” means as defined in Section 3.1(b).

“Affected Loans” means as defined in Section 3.1(b).

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means each of the Administrative Agent and the Collateral Agent.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Closing Date is NINETY MILLION DOLLARS ($90,000,000) as such amount may be increased or reduced in accordance with the terms hereof.

“Agreement” means as defined in the introductory paragraph hereto.

“Aircraft Security Agreement” means that certain Aircraft Security Agreement dated as of September 7, 2011, by and between the Company and the Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time.

“ALTA” means American Land Title Association.

“Applicable Laws” means all applicable laws, including all applicable provisions of constitutions, statutes, rules, ordinances, regulations and orders of all Governmental Authorities and all orders, rulings, writs and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” means (a) from the Closing Date through the date one (1) Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.1(e) for the Fiscal Quarter ending December 31, 2011, the percentage per annum based upon Pricing Level 3 in the table set forth below, and (b) thereafter, the percentage per annum determined by reference to the table set forth below using the Consolidated Leverage Ratio as set forth in the Compliance Certificate most recently delivered to the Administrative Agent pursuant to Section 6.1(e), with any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio becoming effective on the date one (1) Business Day immediately following the date on which such Compliance Certificate is delivered.

Pricing Level	Consolidated Leverage Ratio	Adjusted LIBOR Rate Loans and Letter of Credit Fee	Base Rate Loans	Commitment Fee
1	< 2.00 to 1.0	3.00%	2.00%	0.50%
2	> 2.00 to 1.0 but < 2.50 to 1.0	3.50%	2.50%	0.50%
3	> 2.50 to 1.0 but < 3.00 to 1.0	4.00%	3.00%	0.50%
4	> 3.00 to 1.0	4.50%	3.50%	0.50%

Notwithstanding the foregoing, (x) if at any time a Compliance Certificate is not delivered when due in accordance herewith, then, upon the request of the Required Lenders, Pricing Level 4 as set forth in the table above shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered and (y) the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.7(e).

“Applicable Reserve Requirement” means, at any time, for any Adjusted LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Adjusted LIBOR Rate Loans. An Adjusted LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements. The rate of interest on Adjusted LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means a sale, lease, sale and leaseback, assignment, conveyance, exclusive license (as licensor), transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Borrower’s or any of its Restricted

Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, created, leased or licensed, including the Equity Interests of any Subsidiary of the Company (other than China Water and Drinks Inc., a Delaware corporation, or its Subsidiaries), other than (a) dispositions of surplus, obsolete or worn out property or property no longer used or useful in the business of any Borrower, whether now owned or hereafter acquired, in the ordinary course of business; (b) dispositions of inventory sold, and Intellectual Property licensed, in the ordinary course of business; (c) dispositions of accounts or payment intangibles (each as defined in the UCC) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof; (d) dispositions of Cash Equivalents in the ordinary course of business; (e) licenses, sublicenses, leases or subleases granted to any third parties in arm’s-length commercial transactions in the ordinary course of business that do not interfere in any material respect with the business of the Company or any of its Restricted Subsidiaries; (f) the abandonment of Intellectual Property in the ordinary course of business to the extent the same does not individually or in the aggregate materially effect the ability of any Borrower to operate its business; (g) any sale, lease, license, transfer or other disposition of property to any Borrower or any Restricted Subsidiary; provided, that if the transferor of such property is a Borrower, (i) the transferee must be a Borrower or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.6, (h) dispositions of the Equity Interests of any Unrestricted Subsidiary of the Company; (i) the sale of Rolling Stock in the ordinary course of business consistent with past practices; (j) sales or exchanges of specific items of equipment solely to replace equipment with replacement equipment in the ordinary course of business; and (k) subject to compliance with the mandatory prepayment requirements set forth in Section 2.11(c)(iv), issuances of Equity Interests by the Company.

“Assignment Agreement” means an assignment agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.5(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit 10.5 or any other form approved by the Administrative Agent.

“Attributable Principal Amount” means (a) in the case of Capital Leases, the amount of Capital Lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a Capital Lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), chief financial officer or treasurer and, solely for purposes of making the certifications required under Section 4.1(b)(ii) and (iv), any secretary or assistant secretary.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus  1/2 of one percent (0.5%) and (iii) the LIBOR Index Rate in effect on such day plus one percent (1.0%). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Index Rate

shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Index Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Bear Creek Purchase Agreement” means that certain Asset Purchase Agreement dated as of April 1, 2011, by and between CVR and Bear Creek Services, LLC.

“Borrower Joinder Agreement” means a Borrower Joinder Agreement substantially in the form of Exhibit 6.11 delivered by a Domestic Subsidiary of the Borrower that is a Restricted Subsidiary pursuant to Section 6.11.

“Borrowers” means the Company, HWR, CVR, HWS, Well Services, Excalibur and each Domestic Subsidiary of the Company that is a Restricted Subsidiary that becomes a Borrower pursuant to Section 6.11.

“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type and, in the case of Adjusted LIBOR Rate Loans, having the same Interest Period, or (b) a borrowing of Swingline Loans, as appropriate.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any Adjusted LIBOR Rate Loans (and in the case of determinations, the LIBOR Index Rate), the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Captive Insurance Subsidiary” means the Subsidiary established by the Company or any of its Restricted Subsidiaries for the sole purpose of providing self-insurance coverage to the Company and its Restricted Subsidiaries.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, any Issuing Bank or the Swingline Lender, as applicable, as collateral for the Letter of Credit Obligations or Swingline Loans, as applicable, or obligations of Lenders to fund participations in respect thereof, cash or deposit account balances or, if the Administrative Agent, any Issuing Bank or Swingline Lender, as applicable, may agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, such Issuing Bank and/or Swingline Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) the Company shall cease to own (directly or indirectly through its wholly-owned Restricted Subsidiaries) one hundred percent (100%) of the Equity Interests of each of the other Borrowers, except as a result of the sale of the entirety of the Equity Interests of a Borrower (other than the Company) pursuant to an Asset Sale of the Equity Interests permitted under this Agreement.

“Charis Purchase Agreement” means that certain Asset Purchase Agreement dated as of June 12, 2009, by and among the Company, HWR, Charis Partners, LLC, Greer Exploration Corporation, Silversword, L.P., Silversword II, L.P., Silversword III, L.P., Silversword IV, L.P., Silversword V, L.P., and Silversword VII, L.P., David Melton, Chris Cooper, Craig Zipps, Mike Davis, Kevin Greer, Jon Hileman and James Greer.

“Closing Date” means September 7, 2011.

“Collateral” means the collateral identified in, and at any time covered by, the Collateral Documents.

“Collateral Agency Agreement” means that certain Collateral Agency Agreement dated as of September 7, 2011 by and among Regions Equipment Finance Corporation, as collateral agent, the Collateral Agent and the Borrowers, as amended, restated, supplemented or otherwise modified from time to time.

“Collateral Agent” means as defined in the introductory paragraph hereto, together with its successors and assigns.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Collateral Agency Agreement, the Aircraft Security Agreement, and all other instruments, documents and agreements delivered by any Borrower pursuant to this Agreement or any of the other Credit Documents in order to grant to the Collateral Agent, for the benefit of the holders of the Obligations, a Lien on any real, personal or mixed property of that Borrower as security for the Obligations.

“Commitments” means the Revolving Commitments and the Term Loan Commitments.

“Commitment Fee” means as defined in Section 2.10(a).

“Company” means as defined in the introductory paragraph hereto.

“Competitor” means any of (a) any Person (a “Direct Competitor”) whose principal source of revenue is either (i) bottled water products, (ii) water solutions for energy development and/or (iii) oil field and gas drilling services, (b) any Person whose primary business is owning a Direct Competitor or (c) other than during the continuation of an Event of Default, any Person that has invested the lesser of (i) at least $100 million or (ii) at least five percent (5%) of such Person’s total assets in a Direct Competitor.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit 6.1(e).

“Consolidated Adjusted EBITDA” means, for any period for the Restricted Group, the sum of (a)

Consolidated Net Income, plus (b) to the extent deducted in determining Consolidated Net Income, without duplication, (i) Consolidated Interest Charges, (ii) taxes, (iii) depreciation and amortization, (iv) (A) any impairment charge or asset write-off or write-down related to intangible assets, long-lived assets and other assets, and investment in debt and equity securities pursuant to GAAP, (B) stock-based awards, compensation expense, including non-cash charges arising from stock options, restricted stock or other equity incentive programs, (C) other non-cash charges, including purchase accounting adjustments in accordance with GAAP and any non-cash loss or expense resulting from bonus payments made to repay non-cash loans made to officers, directors or employees, in each case of clauses (B) and (C), excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period, (v) one-time relocation expenses, transition fees and expenses, integration expense and one-time compensation charges (including stay bonuses and severance expenses) in each case incurred as a result of the consummation of Permitted Acquisitions, (vi) legal costs related to shareholder and securities litigation arising from the acquisition of China Water and Drinks Inc., a Delaware corporation, in an aggregate amount not to exceed $2,000,000 in any Fiscal Year, (vii) losses in connection with any Hedging Transaction, (viii) all fees, costs and expenses incurred in connection with the issuance of any Permitted Senior Unsecured Indebtedness or any amendment of any document related thereto; (ix) all fees, costs and expenses incurred in connection with the consummation of the transactions contemplated by the Credit Documents, (x) all reasonable fees, costs and expenses incurred in connection with any Permitted Acquisition, whether or not consummated, in the applicable period, (xi) non-recurring charges, expenses and losses (including losses from disposition of assets), (xii) all expenses and charges which have been reimbursed in cash by a third party, (xiii) costs (including legal costs) associated with moving any Subsidiary to discontinued operations or the disposition thereof, minus (c) the sum of (i) gains in connection with any Hedging Transaction, (ii) non-recurring gains (including gains from disposition of assets) and (iii) non-cash gains associated with any write-up of goodwill pursuant to ASC 350, in each case on a consolidated basis determined in accordance with GAAP, to the extent applicable. Except as otherwise expressly provided, the applicable period shall be the four (4) consecutive Fiscal Quarters ending as of the date of determination. Notwithstanding anything to the contrary contained herein, for purposes of calculating the Consolidated Leverage Ratio and the Consolidated Net Leverage Ratio, Consolidated Adjusted EBITDA for the Fiscal Quarters ending December 31, 2010, March 31, 2011 and June 30, 2011 shall be $10,000,000 for each such Fiscal Quarter.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of the Restricted Group during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of the Restricted Group, excluding (i) the Net Cash Proceeds of Involuntary Dispositions permitted to be reinvested pursuant to Section 2.11(c)(ii), (ii) Net Cash Proceeds from sales or exchanges of specific items of equipment solely to replace such equipment with replacement equipment in the ordinary course of business received within twelve (12) months of such sales or exchanges, (iii) expenditures financed from the proceeds of any Equity Transaction or Debt Transaction received within twelve (12) months of such Equity Transaction or Debt Transaction, (iv) amounts paid in cash as the purchase price in connection with any Permitted Acquisition and (v) expenditures financed with cash proceeds of indemnity payments or third party reimbursements received by Borrowers or any Restricted Subsidiary.

“Consolidated Excess Cash Flow” means, for any period for the Restricted Group, the sum of (a) Consolidated Adjusted EBITDA, minus (b) the sum of (i) Consolidated Interest Charges, (ii) cash taxes paid, (iii) scheduled principal payments made on Consolidated Funded Debt (including for purposes hereof, mandatory commitment reductions, sinking fund payments, payments in respect of the principal components under capital leases and the like relating thereto), (iv) Consolidated Capital Expenditures, (v) all cash items added in the calculation of Consolidated Adjusted EBITDA, (vi) Investments made in cash permitted by this Agreement, (vii) Restricted Payments permitted by this Agreement, and (viii) amounts paid in cash pursuant to the terms of any Acquisition Agreement, plus (c) Consolidated Net Changes in Working Capital. Except as otherwise expressly provided, the applicable period shall be for the four consecutive Fiscal Quarters ending as of the date of determination.

“Consolidated Fixed Charge Coverage Ratio” means, as of the last day of each Fiscal Quarter for the period of four (4) consecutive Fiscal Quarters ending on such day, the ratio of (a) Consolidated Adjusted EBITDA on such day minus Consolidated Capital Expenditures (excluding Capital Expenditures financed with Indebtedness) minus cash taxes paid to (b) Consolidated Fixed Charges; provided that for purposes of calculating the Consolidated Fixed Charge Coverage Ratio:

(i) for the period of the four Fiscal Quarters ending December 31, 2011, the Consolidated Adjusted EBITDA, the Consolidated Fixed Charges, Consolidated Capital Expenditures (excluding Capital Expenditures financed with Indebtedness other than Loans) and cash taxes paid for such period shall be deemed to be the actual amount of Consolidated Adjusted EBITDA, Consolidated Fixed Charges, Consolidated Capital Expenditures (excluding Capital Expenditures financed with Indebtedness other than Loans) and cash taxes paid, respectively, for the period of one fiscal quarter ending December 31, 2011 multiplied by four (4);

(ii) for the period of the four Fiscal Quarters ending March 31, 2012, the Consolidated Adjusted EBITDA, the Consolidated Fixed Charges, Consolidated Capital Expenditures (excluding Capital Expenditures financed with Indebtedness other than Loans) and cash taxes paid for such period shall be deemed to be the actual amount of Consolidated Adjusted EBITDA, Consolidated Fixed Charges, Consolidated Capital Expenditures (excluding Capital Expenditures financed with Indebtedness other than Loans) and cash taxes paid, respectively, for the period of two fiscal quarters ending December 31, 2011 multiplied by two (2); and

(iii) for the period of the four fiscal quarters ending June 30, 2012, the Consolidated Adjusted EBITDA, the Consolidated Fixed Charges, Consolidated Capital Expenditures (excluding Capital Expenditures financed with Indebtedness other than Loans) and cash taxes paid for such period shall be deemed to be the actual amount of Consolidated Adjusted EBITDA, Consolidated Fixed Charges, Consolidated Capital Expenditures (excluding Capital Expenditures financed with Indebtedness other than Loans) and cash taxes paid, respectively, for the period of three fiscal quarters ending March 31, 2012 multiplied by one and one third (1 1/3).

“Consolidated Fixed Charges” means, for any period, for the Restricted Group on a consolidated basis, an amount equal to the sum of (i) Consolidated Scheduled Funded Debt Payments for such period plus (ii) Consolidated Interest Charges paid in cash for such period.

“Consolidated Funded Debt” means Funded Debt of the Restricted Group determined on a consolidated basis in accordance with GAAP.

“Consolidated Funded Debt to Total Capitalization Ratio” means, as of the last day of each Fiscal Quarter, the ratio of (a) Consolidated Funded Debt on such day to (b) Total Capitalization on such day.

“Consolidated Group” means the Company and its consolidated Subsidiaries, as determined in accordance with GAAP.

“Consolidated Interest Charges” means, at any date of determination, for the Restricted Group on a consolidated basis, an amount equal to the sum of (i) all interest, premium payments and debt discount in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (ii) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP. Consolidated Interest Charges shall be calculated after giving effect to Hedge Agreements (including associated costs) intended to protect against fluctuations in interest rates, but excluding unrealized gains and losses with respect to any such Hedge Agreements.

“Consolidated Leverage Ratio” means, as of the last day of each Fiscal Quarter, the ratio of (a) Consolidated Funded Debt on such day to (b) Consolidated Adjusted EBITDA for the period of four (4) consecutive Fiscal Quarters ending as of such day.

“Consolidated Net Changes in Working Capital” means, for any period for the Restricted Group, an amount (positive or negative) equal to the sum of (a) the net amount of decreases (or minus the amount of increases) in accounts receivable, inventory and prepaid accrued expenses and (b) the amount of increases (or minus the amount of decreases) in accounts payable (including accrued interest expense), in each case with respect to clauses (a) and (b) on a consolidated basis determined in accordance with GAAP and as set forth in the annual financial statements of the Restricted Group delivered to the Administrative Agent pursuant to Section 6.1(c).

“Consolidated Net Income” means, for any period for the Restricted Group, net income (or loss) determined on a consolidated basis in accordance with GAAP, but excluding for purposes of determining the Consolidated Leverage Ratio, Consolidated Net Leverage Ratio, Consolidated Fixed Charge Coverage Ratio and Consolidated Excess Cash Flow, (x) extraordinary gains and losses and (y) gains and losses from discontinued operations, and, in each such case, related tax effects thereon. Except as otherwise expressly provided, the applicable period shall be the four (4) consecutive Fiscal Quarters ending as of the date of determination.

“Consolidated Net Leverage Ratio” means, as of the last day of each Fiscal Quarter, the ratio of (a) Consolidated Funded Debt on such day less available and unencumbered (other than Liens in favor of the Collateral Agent under the Credit Documents and Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits) cash and Cash Equivalents of the Borrowers and the Restricted Subsidiaries that are Domestic Subsidiaries in excess of $10,000,000 to (b) Consolidated Adjusted EBITDA for the period of four (4) consecutive Fiscal Quarters ending as of such day.

“Consolidated Scheduled Funded Debt Payments” means for any period for the Restricted Group on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Debt, as determined in accordance with GAAP. For purposes of this definition, “scheduled payments of principal” shall be deemed to include the Attributable Principal Amount in respect of Capital Leases, Securitization Transactions and Synthetic Leases and (c) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 2.11.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit 2.8.

“CPI Purchase Agreement” means that certain Asset Purchase Agreement dated as of May 31, 2011, by and among CVR, Consolidated Petroleum, Inc., Don Wilson and Steve Braley, as amended by that certain First Amendment to Asset Purchase Agreement dated as of June 13, 2011, by and among CVR, Consolidated Petroleum, Inc., Don Wilson and Steve Braley.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, the Collateral Documents, any Borrower Joinder Agreement, the Fee Letter, any document executed and delivered by the Company and/or any other Borrower pursuant to which any Aggregate Revolving Commitments are increased pursuant to Section 2.1(d)(ii) or an additional Term Loan is established pursuant to Section 2.1(d)(iii), any documents or certificates executed by the Company in favor of any Issuing Bank relating to Letters of Credit, and, to the extent evidencing or securing the Obligations, all other documents, instruments or agreements executed and delivered by any Borrower for the benefit of any Agent, any Issuing Bank or any Lender in connection herewith.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“CVR Purchase Agreement” means that certain Stock Purchase Agreement dated as of November 8, 2010, by and among the Company, CVR, Steven W. Kent, II and Jana S. Kent.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Debt Transaction” means, with respect to any member of the Restricted Group, any sale, issuance, placement, assumption or guaranty of Funded Debt, whether or not evidenced by a promissory note or other written evidence of Indebtedness, except for Funded Debt permitted to be incurred pursuant to clauses (a) through (i) and clause (k) of Section 7.1 and pursuant to clause (j) of Section 7.1 so long as the Net Cash Proceeds thereof are used as required thereby within the time period required thereby.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to Obligations other than Adjusted LIBOR Rate Loans (including Base Rate Loans referencing the LIBOR Index Rate) and the Letter of Credit Fee, the Base Rate plus the Applicable Margin, if any, applicable to such Loans plus two percent (2%) per annum, (b) with respect to Adjusted LIBOR Rate Loans, the Adjusted LIBOR Rate plus the Applicable Margin, if any, applicable to Adjusted LIBOR Rate Loans plus two percent (2%) per annum and (c) with respect to the Letter of Credit Fee, the Applicable Margin plus two percent (2%) per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Company, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two (2) Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) has been adjudicated insolvent or become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Company, each Issuing Bank, each Swingline Lender and each Lender.

“Devonian Purchase Agreement” means that certain Asset Purchase Agreement dated as of March 25, 2011, by and among CVR, Devonian Industries, Inc. and Lawrence W. Giles, Jr.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.5(b), subject to any consents and representations, if any as may be required therein.

“Environmental Claim” means any known investigation, written notice, notice of violation, written claim, action, suit, proceeding, written demand, abatement order or other written order or directive (conditional or otherwise), by any Person arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to human health, safety, natural resources or the environment.

“Environmental Permits” means all permits, licenses, orders, and authorizations which any Borrower or any of its Restricted Subsidiaries has obtained under Environmental Laws in connection with such Borrower’s or any such Restricted Subsidiary’s current Facilities or operations.

“Environmental Laws” means any and all current or future federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other written requirements of Governmental Authorities relating to (i) any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) protection of human health and the environment from pollution, in any manner applicable to any Borrower or any of its Subsidiaries or their respective Facilities.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Borrower or any of their respective Restricted Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which Borrower or any Restricted Subsidiary assumed liability with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Transaction” means, with respect to any member of the Restricted Group, any issuance or sale by such member of the Restricted Group of shares of its Equity Interests, other than an issuance (a) to a member of the Restricted Group, (b) in connection with a conversion of debt securities to equity, (c) in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, (d) which occurred prior to the Closing Date, or (e) in connection with any Permitted Acquisition or any capital expenditures permitted under this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended to the date hereof and from time to time hereafter, any successor statute, and the regulations thereunder.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code), the failure to make by its due date any minimum required contribution or any required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal from any Pension Plan with two (2) or more contributing sponsors or the termination of any such Pension Plan, in either case resulting in material liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition reasonably likely to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, each case reasonably likely to result in material liability; (vii) the withdrawal of any Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if such withdrawal is reasonably likely to result in material liability, or the receipt by any Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it is in “critical” or “endangered” status within the meaning of Section 103(f)(2)(G) or ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, if such reorganization, insolvency or termination is reasonably likely to result in material liability; (viii) the imposition of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan if such fines, penalties, taxes or related charges are reasonably likely to result in material liability; (ix) the assertion of a material claim (other than routine claims for benefits and funding obligations in the ordinary course) against any Pension Plan other than a Multiemployer Plan or the assets thereof, or against any Person in connection with any Pension Plan such Person sponsors or maintains reasonably likely to result in material liability; (x) receipt from the Internal Revenue Service of a final written determination of the failure of any Pension Plan intended to be qualified under Section 401(a) of the Internal Revenue Code to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) or 4068 of ERISA.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excalibur Purchase Agreement” means that certain Share Purchase Agreement dated as of May 3, 2011, by and among CVR, the Company, Excalibur Energy Services, Inc., Blackhawk Industries, L.L.C. James Lewis, Stacy Lewis, Bonney Martin, Jim Waters and Macmart Oil, LLC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Property” means, with respect to any Borrower, including any Person that becomes a Borrower after the Closing Date as contemplated by Section 6.11, (a) any disbursement deposit account the funds in which are used solely for the payment of salaries and wages, employee benefits, workers’ compensation and similar expenses, (b) any owned or leased real or personal property which is located outside of the United States having a fair market value not in excess of $5,000,000, (c) any personal property in respect of which perfection of a Lien is not (i) governed by the Uniform Commercial Code, (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office or (iii) effected by retention of certificate of title to vehicles or trailers and/or appropriate evidence of the Lien being filed with the applicable jurisdiction’s department of motor vehicles or other Governmental Authority, unless reasonably requested by the Administrative Agent or the Required Lenders, (d) the Equity Interests of any direct Foreign Subsidiary of a Borrower to the extent not required to be pledged to secure the Obligations pursuant to Section 6.13(a), (e) any property which, subject to the terms of Section 7.3, is subject to a Lien of the type described in Section 7.2(m) pursuant to documents which prohibit such Borrower from granting any other Liens in such property, (f) any real property (leased or fee owned) of any Borrower that is not a Material Real Estate Asset, (g) any property to the extent that the grant of a security interest therein would violate Applicable Laws, require a consent not obtained of any Governmental Authority, or constitute a breach of or default under, or result in the termination of or require a consent not obtained under, any contract, lease, license or other agreement evidencing or giving rise to such property, or result in the invalidation thereof or provide any party thereto with a right of termination (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the applicable UCC or any other applicable law or principles of equity), (h) any certificates, licenses and other authorizations issued by any Governmental Authority to the extent that Applicable Laws prohibit the granting of a security interest therein and (i) proceeds and products of any and all of the foregoing excluded property described in clauses (a) through (i) above only to the extent such proceeds and products would constitute property or assets of the type described in clauses (a) through (g) above; provided, however, that the security interest granted to the Collateral Agent under the Pledge and Security Agreement or any other Credit Document shall attach immediately to any asset of any Obligor (as defined in the Pledge and Security Agreement) at such time as such asset ceases to meet any of the criteria for “Excluded Property” described in any of the foregoing clauses (a) through (g) above.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income or gross receipts (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) as the result of any other present or former connection between such recipient and the jurisdiction imposing such tax (other than connections arising from any Credit Document or any activity related thereto), (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.17), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.3(f)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 3.3, and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Loan Agreement dated as of September 30, 2010, among Regions Bank, Regions Equipment Finance Corporation and Complete Vacuum and Rental, Inc, now known as Heckmann Water Resources (CVR), Inc., as amended, restated, supplemented or otherwise modified from time to time.

“Facility” means any real property including all buildings, fixtures or other improvements located on such real property now, hereafter or heretofore owned, leased, operated or used by any Borrower or any of its Restricted Subsidiaries or any of their respective predecessors.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any regulations promulgated thereunder or official interpretations thereof.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Regions Bank or any other Lender selected by the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain letter agreement dated July 22, 2011 among the Company, HWR, CVR, Regions Bank and Regions Capital Markets, a division of Regions Bank.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Company that such financial statements fairly present, in all material respects, the financial condition of the Restricted Group as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Company and its Restricted Subsidiaries ending on December 31 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage or deed of trust in favor of the Collateral Agent, for the benefit of the holders of the Obligations, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which any Borrower is resident for tax purposes. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Bank other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP (except as provided in clauses (a)(ii) and (b)(ii) below):

(a) all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments but specifically excluding (i) trade payables incurred in the ordinary course of business and (ii) earn outs or other similar deferred or contingent obligations incurred in connection with any Acquisition until such time as such earn outs or obligations are recognized as a liability on the balance sheet of the Company and its Restricted Subsidiaries in accordance with GAAP;

(b) all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services but specifically excluding (i) trade payables incurred in the ordinary course of business and (ii) earn outs or other similar deferred or contingent obligations incurred in connection with any Acquisition until such time as such earn outs or obligations are recognized as a liability on the balance sheet of the Company and its Restricted Subsidiaries in accordance with GAAP;

(c) all obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties);

(d) the Attributable Principal Amount of Capital Leases, Synthetic Leases and Securitization Transactions;

(e) all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments;

(f) Support Obligations in respect of Funded Debt of another Person; and

(g) Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined (i) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), (ii) based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and (iii) based on the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (f).

“Funding Notice” means a notice substantially in the form of Exhibit 2.1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, accounting principles generally accepted in the United States in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing)).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Hazardous Materials” means any hazardous substances defined by the Comprehensive Environmental Response Compensation and Liability Act, 42 USCA 9601, et. seq., as amended (“CERCLA”), including any hazardous waste as defined under 40 C.F.R. Parts 260-270, gasoline or petroleum (including crude oil or any fraction thereof), asbestos or polychlorinated biphenyls.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement evidencing, memorializing or confirming Hedging Obligations of a Person and entered into with a Lender Counterparty.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Hedging Obligations” of any Person shall mean any and all obligations and liabilities of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under Applicable Laws relating to any Lender which are currently in effect or, to the extent allowed under such Applicable Laws, which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than Applicable Laws now allow.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Debt;

(b) all contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements);

(c) net obligations under any Hedge Agreement;

(d) Support Obligations in respect of Indebtedness of another Person; and

(e) Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined (i) based on Hedge Termination Value in the case of net obligations under Hedge Agreement under clause (c) and (ii) based on the outstanding principal amount of the Indebtedness that is the subject of the Support Obligations in the case of Support Obligations under clause (d).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” means as defined in Section 10.2(b).

“Index Rate Determination Date” means the Closing Date and the first Business Day of each calendar month thereafter; provided, however, that, solely for purposes of the definition of Base Rate, Index Rate Determination Date means the date of determination of the Base Rate.

“Intellectual Property” means all trademarks, service marks, trade names, copyrights, patents, patent rights, franchises related to intellectual property, licenses related to intellectual property and other intellectual property rights.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Borrower in any Intellectual Property.

“Interest Payment Date” means with respect to (a) any Base Rate Loan and any Swingline Loan, the last Business Day of each calendar quarter, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (b) any Adjusted LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three (3) months “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with an Adjusted LIBOR Rate Loan, an interest period of one (1), two (2), three (3) or six (6) months, as selected by the applicable Borrower in the applicable Funding Notice or Conversion/Continuation Notice or nine (9) months or twelve (12) months, as requested by the applicable Borrower in the applicable Funding Notice or Conversion/Continuation Notice and consented to by all of the Lenders, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any Term Loan shall extend beyond any principal amortization payment date, except to the extent that the portion of such Loan comprised of Adjusted LIBOR Rate Loans that is expiring prior to the applicable principal amortization payment date plus the portion comprised of Adjusted LIBOR Rate Loans equals or exceeds the principal amortization payment then due; (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date and (e) no Interest Period with respect to any Term Loan shall extend beyond any principal amortization payment date, except to the extent that the portion of such Term Loan comprised of Adjusted LIBOR Rate Loans that is expiring prior to the applicable principal amortization payment date plus the portion comprised of Base Rate Loans equals or exceeds the principal amortization payment then due.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, any successor statute and the regulations thereunder.

“Investment” means (a) any direct or indirect purchase or other acquisition by the Company or any of its Restricted Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than another Borrower); (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Restricted Subsidiary of the Company from any Person (other than the Company), of any Equity Interests of such Person; (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by the Company or any of its Restricted Subsidiaries to any other Person (other than another Borrower), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business and (d) all investments consisting of any exchange-traded or over the counter derivative transaction, including any Hedge Agreement. The amount of any Investment shall be the original cost of such Investment of the type described in clauses (a), (b) and (c), plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, minus amounts returned in cash in respect of such Investment.

“Involuntary Disposition” means the receipt by any member of the Restricted Group of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its Property.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit 2.3.

“Issuing Banks” means Regions Bank and up to two (2) other Lenders designated by the Company and who have agreed to act as an Issuing Bank hereunder, each in its capacity as issuer of Letters of Credit hereunder, together with its permitted successors and assigns in such capacity and “Issuing Bank” means any one of the foregoing.

“Leasehold Property” means any leasehold interest of any Borrower as lessee under any lease of real property, or any property right pursuant to a lease, easement, servitude or similar agreement, however termed, in each case now held or hereafter acquired.

“Lender Counterparty” means (a) each Lender, each Agent or any Affiliate of a Lender or an Agent counterparty to a Hedging Transaction (including any Person who is a Lender or an Agent (and any Affiliate of either)) and (b) each Lender, each Agent or any Affiliate of a Lender or an Agent counterparty to a Hedging Transaction (including any Person who at the time such Hedging Transaction is entered into was a Lender or an Agent (and any Affiliate of either)) but subsequently, after entering into a Hedge Agreement, ceases to be an Agent or Lender, as the case may be).

“Lender” means each financial institution with a Term Loan Commitment or a Revolving Commitment, together with its successors and permitted assigns. The initial Lenders are identified on the signature pages hereto and are set forth on Appendix A.

“Letter of Credit” means any letter of credit issued hereunder.

“Letter of Credit Fees” means as defined in Section 2.10(b)(i).

“Letter of Credit Borrowing” means any Credit Extension resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans.

“Letter of Credit Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all drawings under Letters of Credit that have not been reimbursed by the Borrowers, including Letter of Credit Borrowings. For all purposes of this Agreement, (i) amounts available to be drawn under Letters of Credit will be calculated as provided in Section 1.3(i), and (ii) if a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Sublimit” means, as of any date of determination, the lesser of (i) FIVE MILLION DOLLARS ($5,000,000) and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“LIBOR Index Rate” means, for any interest rate calculation with respect to a Base Rate Loan on any date, (a) the rate per annum (rounded upward to the next whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being Reuters Screen LIBOR01 Page) for deposits (for delivery on the first day of such period) with a term of one month commencing that day in Dollars, determined two Business Days prior to such date as of approximately 11:00 a.m. (London, England time) on such day, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term of one month in Dollars, determined two (2) Business Days prior to such date as of approximately 11:00 a.m. (London, England time) on such day, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the next whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to quotation rate (or the arithmetic mean of rates) offered to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Regions Bank or any other Lender selected by the Administrative Agent, for which the LIBOR Index Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time).

“LIBOR Index Rate Loan” means Loans bearing interest based on the LIBOR Index Rate.

“LIBOR Loan” means Adjusted LIBOR Rate Loans or LIBOR Index Rate Loans, as applicable.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means any Revolving Loan, Swingline Loan or Term Loan, and the Base Rate Loans and LIBOR Loans comprising such Loans.

“Loan Obligations” means the Revolving Obligations and the Term Loans.

“Margin Stock” means as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means any effect, event, condition, action, omission, change or state of facts that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a material adverse effect with respect to (i) the business operations, properties, assets, or financial condition of the Company and its Restricted Subsidiaries taken as a whole; (ii) the ability of the Borrowers, taken as a whole, to fully and timely perform the Obligations; (iii) the legality, validity, binding effect, or enforceability against any Borrower of any Credit Document to which it is a party; (iv) the value of the whole or any material part of the Collateral or the priority of Liens in the whole or any material part of the Collateral in favor of the Collateral Agent for the holders of the Obligations; or (v) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any holder of Obligations under any Credit Document.

“Material Contract” means any Contractual Obligation to which any Borrower or any of its Restricted Subsidiaries, or any of their respective assets, are bound (other than those evidenced by the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Real Estate Asset” means (a) any disposal well and related real property and fixtures (whether such property right is pursuant to a lease, easement, servitude or similar agreement, however termed), (b) any fee-owned Real Estate Asset (other than any disposal well) having a fair market value (i) in excess of $2,000,000, with respect to such individual fee-owned Real Estate Asset or (ii) in excess of $5,000,000, when added together with the fair market value of all fee-owned Real Estate Assets that are not subject to Mortgages and (c) any Leasehold Property which the Collateral Agent determines, in its sole discretion, is material for purposes of this Agreement.

“Moody’s” means Moody’s Investor Services, Inc., together with its successors.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Collateral Agent, for the benefit of the holders of the Obligations, a security interest in the real property interest (including with respect to any improvements and fixtures) of any Borrower in real property.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by, any Borrower or any of their ERISA Affiliates or with respect to which any Borrower or any of their ERISA Affiliates previously sponsored, maintained or contributed to or was required to contributed to, and still has liability.

“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by any member of the Restricted Group in connection with any Asset Sale, Debt Transaction, Equity Transaction or Securitization Transaction, net of (a) direct costs incurred or estimated costs for which reserves are maintained, in connection therewith (including legal, accounting and investment banking fees and expenses, sales commissions and underwriting discounts); (b) estimated taxes paid or payable (including sales, use or other transactional taxes and any net marginal increase in income taxes) as a result thereof; (c) the amount required to retire any Indebtedness secured by a Permitted Lien on the related property; and (d) amounts which are required to be placed in escrow unless and until such amounts are released to the Company or one or more of its Restricted Subsidiaries. For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents received upon the disposition of any non-cash consideration received by any member of the Restricted Group in any Asset Sale, Debt Transaction, Equity Transaction or Securitization Transaction.

“Non-Consenting Lender” means as defined in Section 2.17.

“Note” means a Revolving Loan Note, a Swingline Note or a Term Loan Note.

“Notice” means a Funding Notice, an Issuance Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations, indebtedness and other liabilities of every nature of each Borrower from time to time owed to the Agents (including former Agents), any Issuing Bank, the Lenders (including former Lenders in their capacity as such) or any of them and the Lender Counterparties, under any Credit Document, Hedge Agreement or Treasury Management Agreement, together with all renewals, extensions, modifications or refinancings of any of the foregoing, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Borrower, would have accrued on any Obligation, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, certificate of formation or comparable documents, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Outstanding Amount” means (a) with respect to Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Swingline Loans, as the case may be, occurring on such date; (b) with respect to any Letter of Credit Obligations on any date, the aggregate outstanding amount of such Letter of Credit Obligations on such date after giving effect to any Credit Extension of a Letter of Credit occurring on such date and any other changes in the amount of the Letter of Credit Obligations as of such date, including as a result of any reimbursements by the Borrower of any drawing under any Letter of Credit; and (c) with respect to any Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of such Term Loan on such date.

“Participant” has the meaning specified in Section 10.5(d).

“Patriot Act” means as defined in Section 5.15(f).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA and which is sponsored, maintained or contributed to by, or required to be contributed to by, any Borrower or any of their ERISA Affiliates or with respect to which any Borrower or any of their ERISA Affiliates previously sponsored, maintained or contributed to, or was required to contribute to, and still has liability.

“Permitted Acquisition” means any Acquisition that satisfies the following conditions:

(a) the Property acquired (or the Property of the Person acquired) in such Acquisition is a business or is used or useful in a business permitted under Section 7.15;

(b) in the case of an Acquisition of the Equity Interests, (i) the board of directors (or other comparable governing body) of such other Person shall have approved the Acquisition and (ii) such Person shall be organized and existing under the laws of any state of the United States or the District of Columbia;

(c) any earn outs or other similar deferred or contingent obligations of any Borrower in connection with such Acquisition shall be subordinated to the Obligations in a manner and to an extent reasonably satisfactory to the Administrative Agent;

(d) immediately after giving effect to such Acquisition, the available and unencumbered (other than Liens in favor of the Collateral Agent under the Credit Documents and Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits) cash and Cash Equivalents of the Borrowers and their Restricted Subsidiaries that are Domestic Subsidiaries, plus the aggregate amount that could be drawn by the Borrowers under the Aggregate Revolving Commitments shall not be less than $25,000,000 in the aggregate; and

(e)(i) no Default or Event of Default shall exist and be continuing immediately before or immediately after giving effect thereto, (ii) the representations and warranties made by the Borrowers in each Credit Document shall be true and correct in all material respects as if made on the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, (iii) after giving effect thereto on a Pro Forma Basis, (1) the Borrowers shall be in compliance with the financial covenants set forth in clauses (a), (b) and (d) of Section 7.8 and (2) the Consolidated Net Leverage Ratio shall not exceed 2.25:1.0 and (iv) at least five (5) Business Days prior to the consummation of such Acquisition, an Authorized Officer of the Company shall provide a compliance certificate, in form and detail reasonably satisfactory to the Administrative Agent, affirming compliance with each of the items set forth in clauses (a) through (c) hereof.

“Permitted Liens” means each of the Liens permitted pursuant to Section 7.2.

“Permitted Refinancing” means any extension, renewal or replacement of any existing Indebtedness so long as any such renewal, refinancing and extension of such Indebtedness (a) has market terms and conditions, (b) has an average life to maturity that is greater than that of the Indebtedness being extended, renewed or refinanced, (c) does not include an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (d) remains subordinated, if the Indebtedness being refinanced or extended was subordinated to the prior payment of the Obligations, such extended, renewed or refinanced Indebtedness, (e) does not exceed in a principal amount the Indebtedness being renewed, extended or refinanced plus reasonable fees and expenses incurred in connection therewith, and (f) is not incurred, created or assumed, if any Default or Event of Default has occurred and continues to exist or would result therefrom.

“Permitted Senior Unsecured Indebtedness” means any senior unsecured Indebtedness of the Company (and senior unsecured guaranties thereof by any Borrower or Restricted Subsidiary) incurred under the Permitted Senior Unsecured Notes and the other Permitted Senior Unsecured Note Documents which is on terms and conditions, and evidenced by documentation, reasonably satisfactory to the Administrative Agent.

“Permitted Senior Unsecured Notes” means senior unsecured notes of the Company (which may be guarantied by any Borrower or any Restricted Subsidiary) issued pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any exemption from registration thereunder.

“Permitted Senior Unsecured Note Documents” means all documentation (including, without limitation, any indenture or purchase agreement) entered into in connection with any issuance of Permitted Senior Unsecured Notes.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledge and Security Agreement” means the pledge and security agreement dated as of the Closing Date given by the Borrowers, as pledgors, to the Collateral Agent for the benefit of the holders of the Secured Obligations (as defined therein), and any other pledge agreements or security agreements that may be given by any Person pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.

“Prime Rate” means the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.

“Principal Office” means, for the Administrative Agent, the Swingline Lender and each Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office as it may from time to time designate in writing to the Company and each Lender.

“Pro Forma Basis” means, with respect to any transaction, for purposes of determining (a) the Consolidated Leverage Ratio used for determining applicable pricing level under the definition of “Applicable Margin” and (b) Consolidated Net Leverage Ratio and Consolidated Leverage Ratio and Consolidated Adjusted EBITDA used in determining Consolidated Net Leverage Ratio and Consolidated Leverage Ratio (but not the Consolidated Fixed Charge Coverage Ratio), that such transaction shall be deemed to have occurred as of the first day of the period of four (4) consecutive Fiscal Quarters ending as of the end of the most recent Fiscal Quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof. Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (a) in the case of any Asset Sale or Involuntary Disposition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Asset Sale shall be excluded to the extent relating to any period prior to the date thereof and (ii) Indebtedness paid or retired in connection with such Asset Sale shall be deemed to have been paid and retired as of the first day of the applicable period; and (b) in the case of any Acquisition, merger or consolidation, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject thereof shall be included to the extent relating to any period prior to the date thereof and (ii) Indebtedness incurred in connection with such Acquisition, merger or consolidation, shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period assuming prevailing interest rates hereunder). In addition to the foregoing, for purposes of determining (i) the Consolidated Leverage Ratio used for determining applicable pricing level under the definition of “Applicable Margin” and (ii) Consolidated Net Leverage Ratio and Consolidated Leverage Ratio (including determining compliance with the covenants hereunder) only, (x) with respect to Acquisitions for which aggregate cash and non-

cash consideration (including assumed Indebtedness, the good faith estimate by the Borrowers of the maximum amount of any deferred purchase price obligations and Equity Interests) is less than or equal to $50,000,000, pro forma adjustments to Consolidated Adjusted EBITDA to reflect the historical EBITDA of the acquired entity/assets will be made at the Administrative Agent’s reasonable discretion and (y) with respect to Acquisitions for which aggregate cash and non-cash consideration (including assumed Indebtedness, the good faith estimate by the Borrowers of the maximum amount of any deferred purchase price obligations and Equity Interests) is greater than $50,000,000, pro forma adjustments to Consolidated Adjusted EBITDA to reflect the historical EBITDA of the acquired entity/assets will be made on the basis of a quality of earnings reports prepared by a third party reasonably acceptable to the Administrative Agent.

“Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Borrower in any real property.

“Refunded Swingline Loans” as defined in Section 2.2(b)(iii).

“Register” means as defined in Section 10.5(c).

“Reimbursement Date” means as defined in Section 2.3(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Removal Effective Date” means as defined in Section 9.6(b).

“Required Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the aggregate amount of the unfunded Commitments, the outstanding Loans and the Letter of Credit Obligations, or, if the Commitments have been terminated, Lenders holding in the aggregate more than fifty percent (50%) of the outstanding Loans and Letter of Credit Obligations (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in Letter of Credit Obligations and Swingline Loans); provided that the Commitments of, and the portion of the Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resignation Effective Date” means as defined in Section 9.6(a).

“Restricted Group” means the Company and its consolidated Restricted Subsidiaries, as determined in accordance with GAAP; provided, however, that if China Water and Drinks Inc., a Delaware corporation, and each of its Subsidiaries shall cease to be a member of the Consolidated Group, then the term “Restricted Group” shall have the same meaning as the term “Consolidated Group.”

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or property for any of the foregoing.

“Restricted Subsidiary” means any Subsidiary of the Company that is not (a) an Unrestricted Subsidiary or (b) the Captive Insurance Subsidiary.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swingline Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any increase, adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is NINETY MILLION DOLLARS ($90,000,000).

“Revolving Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Aggregate Revolving Commitments. The initial Revolving Commitment Percentages are set forth on Appendix A.

“Revolving Commitment Period” means the period from and including the Closing Date to the earlier of (a)(i) in the case of Revolving Loans and Swingline Loans, the Revolving Commitment Termination Date or (ii) in the case of the Letters of Credit, the expiration date thereof, or (b) in each case, the date on which the Revolving Commitments shall have been terminated as provided herein.

“Revolving Commitment Termination Date” means the earliest to occur of (a) September 7, 2015; (b) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.11(b); and (c) the date of the termination of the Revolving Commitments pursuant to Section 8.2.

“Revolving Loan” means a Loan made by a Lender to any Borrower pursuant to Section 2.1(a).

“Revolving Loan Note” means a promissory note in the form of Exhibit 2.5-1, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Obligations” means the Revolving Loans, the Letter of Credit Obligations and the Swingline Loans.

“Rolling Stock” means all trucks, trailers, service vehicles, automobiles and other mobile equipment (including without limitation frac tanks, acid tanks and related equipment).

“Sale and Leaseback Transaction” means, with respect to the Company or any Restricted Subsidiary, any arrangement, directly or indirectly, with any Person (other than a Borrower) whereby the Company or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“SEC” means the United States Securities and Exchange Commission.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Corporation, together with its successors.

“Securities” means any stock, shares, partnership interests, limited liability company interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement (e.g., stock appreciation rights), options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) entered by any member of the Restricted Group pursuant to which such member of the Restricted Group may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment (the “Securitization Receivables”) to a special purpose subsidiary or affiliate (a “Securitization Subsidiary”) or any other Person.

“Solvent” means that, as of the date of determination, (a) with respect to the Company, both (i) (A) the sum of the Company’s debt (including contingent liabilities) does not exceed the present fair saleable value of the Company’s present assets; (B) the Company’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated or undertaken after the Closing Date; and (C) the Company has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) the Company is “solvent” within the meaning given that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances and (b) with respect to the Borrowers taken as a whole, both (i) (A) the sum of the Borrowers’ debt (including contingent liabilities) does not exceed the present fair saleable value of the Borrowers’ present assets; (B) the Borrowers’ capital is not unreasonably small in relation to their business as contemplated on the Closing Date or with respect to any transaction contemplated or undertaken after the Closing Date; and (C) the Borrowers have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) the Borrowers are “solvent” within the meaning given that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subordinated Debt” means any Indebtedness of the Company or any of its Restricted Subsidiaries that by its terms is expressly subordinated in right of payment to the prior payment of the Obligations under this Agreement on terms and conditions, and evidenced by documentation, reasonably satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person, or the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date, or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Company.

“Support Obligations” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Swingline Lender” means Regions Bank in its capacity as Swingline Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swingline Loan” means a Loan made by the Swingline Lender to the Company pursuant to Section 2.2.

“Swingline Note” means a promissory note in the form of Exhibit 2.5-2, as it may be amended, supplemented or otherwise modified from time to time.

“Swingline Rate” means the Base Rate plus the Applicable Margin applicable to Base Rate Loans.

“Swingline Sublimit” means, at any time of determination, the lesser of (a) TEN MILLION DOLLARS ($10,000,000) and (b) the aggregate unused amount of Revolving Commitments then in effect.

“Synthetic Lease” means a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“TLTA” means Texas Land Title Association.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the Term Loan A and any additional term loan established under Section 2.1(d)(iii).

“Term Loan A” has the meaning provided in Section 2.1(b).

“Term Loan A Commitment” means, for each Lender, the commitment of such Lender to make a portion of the Term Loan A hereunder. The Term Loan A Commitment of each Lender as of the Closing Date is set forth on Appendix A. The aggregate principal amount of the Term Loan A Commitments of all of the Lenders as in effect on the Closing Date is SEVENTY MILLIONS DOLLARS ($70,000,000).

“Term Loan A Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), (a) the numerator of which is the outstanding principal amount of such Lender’s portion of the Term Loan A, and (b) the denominator of which is the aggregate outstanding principal amount of the Term Loan A. The initial Term Loan A Commitment Percentage of each Lender as of the Closing Date is set forth on Appendix A.

“Term Loan A Committed Amount” means, for each Lender, the amount of such Lender’s Term Loan A Commitment.

“Term Loan A Maturity Date” means September 7, 2015.

“Term Loan A Note” means a promissory note in the form of Exhibit 2.5-3, as it may be amended, supplemented or otherwise modified from time to time.

“Term Loan Commitment Percentage” means, for each Lender providing a portion of a Term Loan, a fraction (expressed as a percentage carried to the ninth decimal place), (a) the numerator of which is the outstanding principal amount of such Lender’s portion of such Term Loan, and (b) the denominator of which is the aggregate outstanding principal amount of such Term Loan.

“Term Loan Commitments” means (a) for each Lender, such Lender’s Term Loan A Commitment and (b) for each Lender providing an additional Term Loan pursuant to Section 2.1(d)(ii), the commitment of such Lender to make such additional term loan as set forth in the document(s) executed by the Company and/or any Borrower establishing such additional Term Loan.

“Term Loan Notes” means the Term Loan A Note and any other promissory notes given to evidence Term Loans hereunder.

“Title Policy” means as defined in Section 6.12(b)(iii).

“Total Capitalization” shall mean, as of any date of determination, the sum, without duplication, of (a) Consolidated Funded Debt and (b) the total stockholder’s equity of the Company excluding the total stockholder’s equity of the Company attributable to the Unrestricted Subsidiaries but otherwise as determined in accordance with GAAP; provided that the term “Total Capitalization” shall exclude the non-cash effects, if any, of the March 31, 2006 FAS Statement titled “Employers’ Accounting for Defined Pension and Postretirement Plans”.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, commercial credit cards, purchasing cards, cardless e-payable services, debit cards, stored value cards, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Type of Loan” means a Base Rate Loan or a LIBOR Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in the State of New York (or any other applicable jurisdiction, as the context may require).

“United States” or “U.S.” means the United States of America.

“Unrestricted Subsidiary” means China Water and Drinks Inc., a Nevada corporation, and each of its existing and future direct and indirect Subsidiaries.

Section 1.2 Accounting Terms.

(a) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Company to the Lenders pursuant to clauses (a), (b), (c) and (d) of Section 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 6.1(g), if applicable). If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial covenant or requirement set forth in any Credit Document, and either the Company or the Required Lenders shall object in writing to determining compliance based on such change, then the Lenders and Borrowers shall negotiate in good faith to amend such financial covenant, requirement or applicable defined terms to preserve the original intent thereof in light of such change to GAAP, provided that, until so amended such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to clauses (a), (b), (c) and (d) of Section 6.1 as to which no such objection has been made.

(b) Notwithstanding any provision herein to the contrary, determinations of (i) Consolidated Net Leverage Ratio used in determining the applicable pricing level under the definition of “Applicable Margin” and (ii) Consolidated Net Leverage Ratio, Consolidated Leverage Ratio and Consolidated Adjusted EBITDA used in determining Consolidated Net Leverage Ratio and Consolidated Leverage Ratio (but not Consolidated Fixed Charge Coverage Ratio), including determinations of compliance with the incurrence covenants under this Agreement referencing the foregoing, shall be made on a Pro Forma Basis.

Section 1.3 Rules of Interpretation.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Sections, Exhibits, Appendices and Schedules shall be construed to refer to Sections of, and Exhibits, Appendices and Schedules to, the Credit Document in which such references appear, (v) any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) The terms lease and license shall include sub-lease and sub-license.

(c) All terms not specifically defined herein or by GAAP, which terms are defined in the UCC, shall have the meanings assigned to them in the UCC of the relevant jurisdiction, with the term “instrument” being that defined under Article 9 of the UCC of such jurisdiction.

(d) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e) To the extent that any of the representations and warranties contained in Section 5 under this Agreement or in any of the other Credit Documents is qualified by “Material Adverse Effect”, the qualifier “in all material respects” contained in Section 4.2(c) and the qualifier “in any material respect” contained in Section 8.1(d) shall not apply.

(f) Whenever the phrase “to the knowledge of” or words of similar import relating to the knowledge of a Person are used herein or in any other Credit Document, such phrase shall mean and refer to the actual knowledge of the Authorized Officers of such Person.

(g) This Agreement and the other Credit Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Borrowers, and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Credit Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

(h) Unless otherwise indicated, all references to a specific time shall be construed to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts and “$” shall mean Dollars.

(i) Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time (after giving effect to any permanent reduction in the stated amount of such Letter of Credit pursuant to the terms of such Letter of Credit); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any letter of credit application or other issuer document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 2 LOANS AND LETTERS OF CREDIT

Section 2.1 Revolving Loans and Term Loans.

(a) Revolving Loans. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving loans (each such loan, a “Revolving Loan”) to any Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loan, in no event shall the Outstanding Amount of Revolving Obligations exceed the Aggregate Revolving Commitments. Amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed without premium or penalty (subject to Section 3.1(c)) during the Revolving Commitment Period. The Revolving Loans may consist of Base Rate Loans, Adjusted LIBOR Rate Loans, or a combination thereof, as the applicable Borrower may request. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Term Loan A. Subject to the terms and conditions set forth herein, the Lenders will make advances of their respective Term Loan A Commitment Percentages of a term loan (the “Term Loan A”) in an amount not to exceed the Term Loan A Commitment, which Term Loan A will be disbursed to the applicable Borrower in Dollars in a single advance on the Closing Date. The Term Loan A may consist of Base Rate Loans, Adjusted LIBOR Rate Loans, or a combination thereof, as the applicable Borrower may request. Amounts repaid on the Term Loan A may not be reborrowed.

(c) Mechanics for Revolving Loans and Term Loans.

(i) All Term Loans and, except pursuant to Section 2.2(b)(iii), all Revolving Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii) Whenever any Borrower desires that the Lenders make a Term Loan or a Revolving Loan, such Borrower shall deliver to the Administrative Agent a fully executed and delivered Funding Notice no later than (x) 1:00 p.m. at least three (3) Business Days in advance of the proposed Credit Date in the case of an Adjusted LIBOR Rate Loan and (y) 1:00 p.m. at least one (1) Business Day in advance of the proposed

Credit Date in the case of a Loan that is a Base Rate Loan. Except as otherwise provided herein, any Funding Notice for any Loans that are Adjusted LIBOR Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the applicable Borrower shall be bound to make a borrowing in accordance therewith.

(iii) Notice of receipt of each Funding Notice in respect of each Revolving Loan or Term Loan, together with the amount of each Lender’s Revolving Commitment Percentage or Term Loan Commitment Percentage thereof, respectively, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided the Administrative Agent shall have received such notice by 1:00 p.m.) not later than 4:00 p.m. on the same day as the Administrative Agent’s receipt of such notice from the applicable Borrower.

(iv) Each Lender shall make its Revolving Commitment Percentage of the requested Revolving Loan or its Term Loan Commitment Percentage of the requested Term Loan available to the Administrative Agent not later than 11:00 a.m. on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the applicable conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Credit Extension available to the applicable Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all Loans received by the Administrative Agent in connection with the Credit Extension from the Lenders to be credited to the account of the applicable Borrower at the Administrative Agent’s Principal Office or such other account as may be designated in writing to the Administrative Agent by the applicable Borrower.

(d) Increase in Revolving Commitments and Establishment of Additional Term Loans. Any Borrower may, at any time and from time to time, upon prior written notice by the Company to the Administrative Agent, increase the Revolving Commitments (but not the Letter of Credit Sublimit or the Swingline Sublimit) and/or establish one or more additional Term Loans subject to the following:

(i) the sum of the (A) aggregate principal amount of any increases in the Revolving Commitments pursuant to this Section 2.1(d) plus (B) the aggregate principal amount of any additional Term Loans pursuant to this Section 2.1(d) shall not to exceed FORTY MILLION DOLLARS ($40,000,000);

(ii) Any Borrower may, at any time and from time to time, upon prior written notice by such Borrower to the Administrative Agent increase the Aggregate Revolving Commitments (but not the Letter of Credit Sublimit or the Swingline Sublimit) with additional Revolving Commitments from any existing Lender with a Revolving Commitment or new Revolving Commitments from any other Person selected by such Borrower and reasonably acceptable to the Administrative Agent and the Issuing Bank; provided that:

(A) any such increase shall be in a minimum principal amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof;

(B) no Default or Event of Default shall exist before and immediately after giving effect to such increase;

(C) the Borrowers shall be in compliance, on a Pro Forma Basis after giving effect to the incurrence of any such increase in the Revolving Commitments, with the financial covenants set forth in clauses (a) and (b) of Section 7.8, recomputed as of the last day of the most recently ended Fiscal Quarter of the Company for which financial statements have been delivered pursuant to Section 6.1;

(D) no existing Lender shall be under any obligation to increase its Revolving Commitment and any such decision whether to increase its Revolving Commitment shall be in such Lender’s sole and absolute discretion;

(E)(1) any new Lender providing a Revolving Commitment in connection with any increase in Aggregate Revolving Commitments shall join this Agreement by executing such joinder documents reasonably required by the Administrative Agent and/or (2) any existing Lender electing to increase its Revolving Commitment shall have executed a commitment agreement reasonably satisfactory to the Administrative Agent;

(F) any such increase in the Revolving Commitments shall be subject to receipt by the Administrative Agent of a certificate of each Borrower dated as of the date of such increase signed by an Authorized Officer of such Borrower (x) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such increase, and (y) certifying that, before and after giving effect to such increase, (i) the representations and warranties contained in Section 5 and the other Credit Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.1(d), the representations and warranties contained in Section 5.7 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 6.1, and (ii) no Default or Event of Default exists; and

(G) to the extent that the joinder or commitment agreements described in clause (D) above provide for an applicable margin of, and/or commitment fee for, additional Revolving Commitments greater than the Applicable Margin and/or Commitment Fee with respect to the existing Revolving Commitments at such time, the Applicable Margin and/or the Commitment Fee (as applicable) for the existing Revolving Commitments shall be increased automatically (without the consent of Required Lenders) such that the Applicable Margin and/or the Commitment Fee (as applicable) for such existing Revolving Commitments is not less than the applicable margin and/or the commitment fee (as applicable) for such additional Revolving Commitments.

The Borrowers shall prepay any Revolving Loans owing under this Agreement on the date of any such increase in the Revolving Commitments to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Commitments arising from any nonratable increase in the Revolving Commitments under this Section.

(iii) Any Borrower may, at any time and from time to time, upon prior written notice to the Administrative Agent, request the establishment of one or more additional term loans from existing Lenders or other Persons selected by such Borrower (other than any Borrower or any Affiliate or Subsidiary of any Borrower) and reasonably acceptable to the Administrative Agent; provided, that:

(A) any such increase shall be in a minimum aggregate principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof;

(B) no Default or Event of Default shall exist before and immediately after giving effect to such additional Term Loan;

(C) the Borrowers shall be in compliance, on a Pro Forma Basis after giving effect to the incurrence of any additional Term Loan (and after giving effect on a Pro Forma Basis to any Permitted Acquisition consummated simultaneously therewith), with the financial covenants set forth in clauses (a) and (b) of Section 7.8, recomputed as of the last day of the most recently ended Fiscal Quarter of the Company for which financial statements have been delivered pursuant to Section 6.1;

(D) no existing Lender shall be under any obligation to provide a portion of any additional Term Loan and any such decision whether to provide a portion of any additional Term Loan shall be in such Lender’s sole and absolute discretion;

(E)(1) any new Lender shall join this Agreement by executing such joinder documents reasonably required by the Administrative Agent and/or (2) any existing Lender electing to provide a Term Loan Commitment with respect to such additional Term Loan shall have executed a commitment agreement reasonably satisfactory to the Administrative Agent; and

(F) the establishment of any additional Term Loan shall be subject to receipt by the Administrative Agent of a certificate of each Borrower dated as of the date of the establishment of such additional Term Loan signed by an Authorized Officer of such Borrower (x) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such increase, and (y) certifying that, before and after giving effect to such increase, (i) the representations and warranties contained in Section 5 and the other Credit Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.1(d), the representations and warranties contained in Section 5.7 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a), (b), (c) and (d) of Section 6.1, and (ii) no Default or Event of Default exists.

Section 2.2 Swingline Loans.

(a) Swingline Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Swingline Lender may, in its sole discretion, make Swingline Loans to any Borrower in the aggregate amount up to but not exceeding the Swingline

Sublimit; provided, that after giving effect to the making of any Swingline Loan, in no event shall the Outstanding Amount of the Revolving Obligations exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.2 may be repaid and reborrowed during the Revolving Commitment Period. The Swingline Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swingline Loans and all other amounts owed hereunder with respect to the Swingline Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Swingline Loans.

(i) Whenever any Borrower desires that the Swingline Lender make a Swingline Loan, such Borrower shall deliver to the Administrative Agent a Funding Notice no later than 11:00 a.m. on the proposed Credit Date.

(ii) The Swingline Lender shall make the amount of its Swingline Loan available to the Administrative Agent not later than 3:00 p.m. on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Swingline Loans available to the applicable Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swingline Loans received by the Administrative Agent from the Swingline Lender to be credited to the account of applicable Borrower at the Administrative Agent’s Principal Office, or to such other account as may be designated in writing to the Administrative Agent by the applicable Borrower.

(iii) With respect to any Swingline Loans which have not been voluntarily prepaid by the Borrowers pursuant to Section 2.11, the Swingline Lender may at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Company), no later than 11:00 a.m. on the day of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by a Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the applicable Borrower on such Credit Date in an amount equal to the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given which the Swingline Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than the Swingline Lender shall be immediately delivered by the Administrative Agent to the Swingline Lender (and not to any Borrower) and applied to repay a corresponding portion of the Refunded Swingline Loans and (2) on the day such Revolving Loans are made, the Swingline Lender’s Revolving Commitment Percentage of the Refunded Swingline Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swingline Lender to the applicable Borrower, and such portion of the Swingline Loans deemed to be so paid shall no longer be outstanding as Swingline Loans and shall no longer be due under the Swingline Note of the Swingline Lender but shall instead constitute part of the Swingline Lender’s outstanding Revolving Loans to the Borrowers and shall be due under the Revolving Loan Note issued by the Borrowers to the Swingline Lender. Each of the Borrowers hereby authorizes the Administrative Agent and the Swingline Lender to charge such Borrower’s accounts with the Administrative Agent and the Swingline Lender (up to the amount available in each such account) in order to immediately pay the Swingline Lender the amount of the Refunded Swingline Loans to the extent of the proceeds of such Revolving Loans made by the Lenders, including the Revolving Loans deemed to be made by the Swingline Lender, are insufficient to repay in full the Refunded Swingline Loans. If any portion of any such amount paid (or deemed to be paid) to the Swingline Lender should be recovered by or on behalf of the applicable Borrower from the Swingline Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.14.

(iv) If for any reason Revolving Loans are not made pursuant to Section 2.2(b)(iii) in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans on or before the third Business Day after demand for payment thereof by the Swingline Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swingline Loans, and in an amount equal to its Revolving Commitment Percentage of the applicable unpaid amount together with accrued interest thereon. On the Business Day that notice is provided by the Swingline Lender (or by the 11:00 a.m. on the following Business Day if such notice is provided after 2:00 p.m.), each Lender holding a Revolving Commitment shall deliver to the Swingline Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of the Swingline Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of the Swingline Lender in form and substance reasonably satisfactory to the Swingline Lender. In the event any Lender holding a Revolving Commitment fails to make available to the Swingline Lender the amount of such Lender’s participation as provided in this paragraph, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Swingline Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(v) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to clause (iii) above and each Lender’s obligation to purchase a participation in any unpaid Swingline Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Borrower; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that the Swingline Lender had not received prior notice from any Borrower or the Required Lenders that any of the conditions under Section 4.2 to the making of the applicable Refunded Swingline Loans or other unpaid Swingline Loans were not satisfied at the time such Refunded Swingline Loans or other unpaid Swingline Loans were made; and (2) the Swingline Lender shall not be obligated to make any Swingline Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, or (B) it does not in good faith believe that all conditions under Section 4.2 to the making of such Swingline Loan have been satisfied or waived by the Required Lenders.

Section 2.3 Issuances of Letters of Credit and Purchase of Participations Therein.

(a) Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Issuing Bank agrees to issue Letters of Credit for the account of any Borrower or any of its Restricted Subsidiaries in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $50,000 or such lesser amount as is acceptable to the applicable Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Outstanding Amount of the Revolving Obligations exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Outstanding Amount of the Letter of Credit Obligations exceed the Letter of Credit Sublimit then in effect; and (v) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) seven (7) days prior to the Revolving Commitment Termination Date, and (2) the date which is one (1) year from the date of issuance of such standby Letter of Credit. Subject to the foregoing (other than clause (v)) any Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one (1) year each, unless such Issuing Bank elects not to extend for any such additional period; provided, no Issuing Bank shall extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time such Issuing Bank must elect to allow such extension; provided, further, in the event that any Lender is at such time a Defaulting Lender, unless the applicable Issuing Bank has entered into arrangements satisfactory to such Issuing Bank (in its sole discretion) with the Borrowers or such Defaulting Lender to eliminate such Issuing Bank’s Fronting Exposure with respect to such Lender (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender), including by Cash Collateralizing such Defaulting Lender’s Revolving Commitment Percentage of the Outstanding Amount of the Letter of Credit Obligations in a manner reasonably satisfactory to Agents, such Issuing Bank shall not be obligated to issue or extend any Letter of Credit hereunder.

(b) Notice of Issuance. Whenever any Borrower desires the issuance of a Letter of Credit, such Borrower shall deliver to the Administrative Agent an Issuance Notice no later than 1:00 p.m. at least three (3) Business Days or such shorter period as may be agreed to by any Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 4.2, an Issuing Bank shall issue the requested Letter of Credit only in accordance such Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, the applicable Issuing Bank shall promptly notify the Administrative Agent and each Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.3(e).

(c) Responsibility of Issuing Banks With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the applicable Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Borrowers and any Issuing Bank, the Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Issuing Bank shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of such Issuing Bank to any Borrower. Notwithstanding anything to the contrary contained in this Section 2.3(c), each of the Borrowers shall retain any and all rights it may have against any Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order.

(d) Reimbursement by the Borrowers of Amounts Drawn or Paid Under Letters of Credit. In the event an Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the applicable Borrower and the Administrative Agent, and the Borrowers shall reimburse such Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless the Borrowers shall have notified the Administrative Agent and the applicable Issuing Bank prior to 11:00 a.m. on the date such drawing is honored that the Borrowers intend to reimburse such Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrowers shall be deemed to have given a timely Funding Notice to the Administrative Agent requesting the Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 4.2, the Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the applicable Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by the applicable Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrowers shall reimburse such Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.3(d) shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and each of the Borrowers shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.3(d).

(e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the applicable Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Revolving Commitment Percentage (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that the Borrowers shall fail for any reason to reimburse an Issuing Bank as provided in Section 2.3(d), the applicable Issuing Bank shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Revolving Commitment Percentage. Each Lender shall make available to the applicable Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Issuing Bank specified in such notice, not later than 12:00 p.m. on the first Business Day (under the laws of the jurisdiction in which such office of such Issuing Bank is located) after the date notified by such Issuing Bank. In the event that any Lender fails to make available to the applicable Issuing Bank on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.3(e), such Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the applicable Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.3(e) shall be deemed to prejudice the right of any Lender to recover from any Issuing Bank any amounts made available by such Lender to such Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of such Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order. In the event an Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.3(e) for all or any portion of any drawing honored by such Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.3(e) with respect to such honored drawing such Lender’s Revolving Commitment Percentage of all payments subsequently received by such Issuing Bank from the Borrowers in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

(f) Obligations Absolute. The obligation of the Borrowers to reimburse the applicable Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by the Lenders pursuant to Section 2.3(d) and the obligations of the Lenders under Section 2.3(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense (other than that such drawing has been repaid) or other right which any Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Bank, a Lender or any other Person or, in the case of a Lender, against any Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any of its Restricted Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by any Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, or financial condition of the Company or any of its Restricted Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by the applicable Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Bank under the circumstances in question, as determined by a court of competent jurisdiction in a final, non-appealable order.

(g) Indemnification. Without duplication of any obligation of the Borrowers under Section 10.2, in addition to amounts payable as provided herein, each of the Borrowers hereby agrees, on a joint and several basis, to protect, indemnify, pay and save harmless each Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable and documented out-of-pocket fees, expenses and disbursements of counsel) which each Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by such Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of such Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order, or (2) the wrongful dishonor by such Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of such Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the applicable Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary of any Borrower, the Borrowers shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. Each of the Borrowers hereby acknowledges that the issuance of Letters of Credit for the account of the Restricted Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

Section 2.4 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective pro rata shares of the Loans, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment or any Term Loan Commitment, or the portion of the aggregate outstanding principal amount of the Revolving Loans or the Term Loans, of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds.

(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1(c) or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.1(c) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the applicable Borrower, the interest rate applicable to Base Rate Loans, plus, in either case, any administrative, processing or similar fees customarily charged by the Administrative Agent in connection therewith. If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or each applicable Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or each applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Notices given by the Administrative Agent under this subsection (b) shall be conclusive absent manifest error.

Section 2.5 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of each of the Borrowers and each other Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrowers, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or any Borrower’s obligations in respect of any applicable Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern in the absence of demonstrable error therein.

(b) Notes. The Borrowers shall execute and deliver to each (i) Lender on the Closing Date, (ii) Person who is a permitted assignee of such Lender pursuant to Section 10.5 and (iii) Person who becomes a Lender pursuant in accordance with Section 2.1(d), in each case to the extent requested by such Person, a Note or Notes to evidence such Person’s portion of the Revolving Loans, Swingline Loans or Term Loans, as applicable. Each Subsidiary of the Company that becomes a Borrower pursuant to Section 6.11 (or otherwise) shall execute and deliver to each Lender which makes a request therefor a Note or Notes to evidence its obligations to each such Lenders.

Section 2.6 Scheduled Principal Payments.

(a) Revolving Loans. The principal amount of Revolving Loans is due and payable in full on the Revolving Commitment Termination Date.

(b) Swingline Loans. The principal amount of the Swingline Loans is due and payable in full on the earlier to occur of (i) the date of demand by the Swingline Lender and (ii) the Revolving Commitment Termination Date.

(c) Term Loan A. The principal amount of the Term Loan A shall be repaid in installments on the date and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.11), unless accelerated sooner pursuant to Section 8:

Payment Dates	Principal Amortization Payment
December 31, 2011	$2,625,000
March 31, 2012	$2,625,000
June 30, 2012	$2,625,000
September 30, 2012	$2,625,000
December 31, 2012	$2,625,000
March 31, 2013	$2,625,000
June 30, 2013	$2,625,000
September 30, 2013	$2,625,000
December 31, 2013	$2,625,000
March 31, 2014	$2,625,000
June 30, 2014	$2,625,000
September 30, 2014	$2,625,000
December 31, 2014	$2,625,000
March 31, 2015	$2,625,000
June 30, 2015	$2,625,000
Term Loan A Maturity Date	Outstanding Principal Balance of Term Loan

(d) Additional Term Loans. The principal amount of any Term Loan established after the Closing Date pursuant to Section 2.1(d)(iii) shall be repaid in installments on the date and in the amounts set forth in the documents executed and delivered by the Company and/or any other Borrower pursuant to which such additional Term Loan is established.

Section 2.7 Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) in the case of Revolving Loans or the Term Loan A:

(A) if a Base Rate Loan (including a Base Rate Loan referencing the LIBOR Index Rate), the Base Rate plus the Applicable Margin; or

(B) if an Adjusted LIBOR Rate Loan, the Adjusted LIBOR Rate plus the Applicable Margin; and

(ii) in the case of Swingline Loans, at the Swingline Rate;

(iii) in the case of any Term Loan established pursuant to Section 2.1(d)(ii), at the percentages per annum specified in the lender joinder agreement(s) and/or the commitment agreement(s) whereby such Term Loan is established.

(b) The basis for determining the rate of interest with respect to any Loan (except a Swingline Loan, which may only be made and maintained at the Swingline Rate (unless and until converted into a Revolving Loan pursuant to the terms and conditions hereof), and the Interest Period with respect to any Adjusted LIBOR Rate Loan, shall be selected by the Borrower and notified to the Administrative Agent and the Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day (i) if such Loan is an Adjusted LIBOR Rate Loan, such Loan shall become a Base Rate Loan and (ii) if such Loan is a Base Rate Loan, such Loan shall remain a Base Rate Loan.

(c) In connection with Adjusted LIBOR Rate Loans, there shall be no more than eight (8) Interest Periods outstanding at any time. In the event the applicable Borrower fails to specify between a Base Rate Loan or an Adjusted LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (i) if outstanding as a Adjusted LIBOR Rate Loan, will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan, and (ii) if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan. In the event the applicable Borrower fails to specify an Interest Period for any Adjusted LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Borrower shall be deemed to have selected an Interest Period of one (1) month. As soon as practicable after 10:00 a.m. on each

Interest Rate Determination Date and each Index Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to each of the LIBOR Loans for which an interest rate is then being determined (and for the applicable Interest Period in the case of Adjusted LIBOR Rate Loans) and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to each Borrower and each Lender.

(d) Interest payable pursuant to this Section 2.7 shall be computed on the basis of (i) for interest at the Base Rate, a year of three hundred sixty (360) days and (ii) for all other computations of fees and interest, a year of three hundred sixty (360) days, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.

(e) If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code or other Debtor Relief Law, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This subsection (e) shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under any other provision of this Agreement. Each Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations.

(f) Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan (other than a voluntary prepayment of a Revolving Loan or Term Loan which interest shall be payable in accordance with clause (i) above), to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

(g) Each of the Borrowers agrees to pay to the applicable Issuing Bank, with respect to drawings honored under any Letter of Credit issued by such Issuing Bank, interest on the amount paid by the Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrowers at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is the lesser of (y) 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (z) the Highest Lawful Rate.

(h) Interest payable pursuant to Section 2.7(g) shall be computed on the basis of a year of three hundred sixty (360) days, for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by the Issuing Bank of any payment of interest pursuant to Section 2.7(g), the Issuing Bank shall distribute to each Lender, out of the interest received by the Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which the Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event the Issuing Bank shall have been reimbursed by the Lenders for all or any portion of such honored drawing, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.3(e) with respect to such honored drawing such Lender’s Revolving Commitment Percentage of any interest received by the Issuing Bank in respect of that portion of such honored drawing so reimbursed by the Lenders for the period from the date on which the Issuing Bank was so reimbursed by the Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrowers.

Section 2.8 Conversion/Continuation.

(a) Subject to Section 2.15 and so long as no Default or Event of Default shall have occurred and then be continuing or would result therefrom, the Borrowers shall have the option:

(i) to convert at any time all or any part of any Loan equal to $100,000 and integral multiples of $50,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, an Adjusted LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such Adjusted LIBOR Rate Loan unless the Borrowers shall pay all amounts due under Section 2.15 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Adjusted LIBOR Rate Loan, to continue all or any portion of such Loan as a Adjusted LIBOR Rate Loan.

(b) The Company or other Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 1:00 p.m. at least three (3) Business Days in advance of the proposed Conversion/Continuation Date. Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrowers shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.9 Default Rate of Interest.

(a) If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(b) If any amount (other than principal of any Loan) payable by any Borrower under any Credit Document is not paid when due (after the expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then at the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(c) During the continuance of an Event of Default under Section 8.1(f) or Section 8.1(g), the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(d) During the continuance of an Event of Default other than an Event of Default under Section 8.1(f) or Section 8.1(g), the Borrowers shall, at the request of the Required Lenders, pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(e) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(f) In the case of any Adjusted LIBOR Rate Loan, upon the expiration of the Interest Period in effect at the time the Default Rate of interest is effective, each such Adjusted LIBOR Rate Loan shall thereupon become a Base Rate Loan and shall thereafter bear interest at the Default Rate then in effect for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

Section 2.10 Fees.

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Margin of the actual daily amount by which the Aggregate Revolving Commitments exceeds the sum of (i) the Outstanding Amount of Revolving Loans plus (ii) the Outstanding Amount of Letter of Credit Obligations, subject to adjustments as provided in Section 2.16. The Commitment Fee shall accrue at all times during the Revolving Commitment Period, including at any time during which one or more of the conditions in Section 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date; provided that (1) no Commitment Fee shall accrue on any of the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any Commitment Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. For purposes hereof, Swingline Loans shall not be counted toward or be considered as usage of the Aggregate Revolving Commitments.

(b) Letter of Credit Fees.

(i) Commercial and Standby Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment Percentage (A) a Letter of Credit fee for each commercial Letter of Credit equal to one-quarter of one percent (0.25%) per annum multiplied by the daily maximum amount available to be drawn under such Letter of Credit, and (B) a Letter of Credit fee for each standby Letter of Credit equal to the Applicable Margin multiplied by the daily maximum amount available to be drawn under such Letter of Credit (collectively, the “Letter of Credit Fees”). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3(i). The Letter of Credit Fees shall be computed on a quarterly basis in arrears, and shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiration date thereof and thereafter on demand; provided that (1) no Letter of Credit Fees shall accrue in favor of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any Letter of Credit Fees accrued in favor of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. If there is any change in the Applicable Margin during any quarter, the daily maximum amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, during the continuance of an Event of Default under Sections 8.1(f) and (g), all Letter of Credit Fees shall accrue at the Default Rate, and during the continuance of an Event of Default other than an Event of Default under Sections 8.1(f) or (g), then upon the request of the Required Lenders, all Letter of Credit Fees shall accrue at the Default Rate.

(ii) Fronting Fee and Documentary and Processing Charges Payable to Issuing Bank. The Borrower shall pay directly to the Issuing Bank for its own account a fronting fee (A) with respect to each commercial Letter of Credit or any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the applicable Borrower and the applicable Issuing Bank, computed on the amount of such commercial Letter or Credit or the amount of such increase, as applicable, and payable upon the issuance of such commercial Letter of Credit or effectiveness of such amendment, as applicable, and (C) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on its expiration date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3(i). In addition, the Borrower shall pay directly to the Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c) Other Fees.

(i) The Borrowers shall pay to Regions Capital Markets, a division of Regions Bank, and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except to the extent set forth in the Fee Letter.

(ii) The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except as may be provided in any written agreement relating thereto.

Section 2.11 Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) Any time and from time to time, the Loans may be repaid in whole or in part without premium or penalty (subject to Section 3.1):

(A) with respect to Base Rate Loans (including Base Rate Loans referencing the LIBOR Index Rate), the applicable Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount;

(B) with respect to Adjusted LIBOR Rate Loans, the applicable Borrower may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 3.1(c)) in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; and

(C) with respect to Swingline Loans, the applicable Borrower may prepay any such Loans on any Business Day in whole or in part in any amount;

(ii) All such prepayments shall be made:

(A) upon written or telephonic notice on the date of prepayment in the case of Base Rate Loans or Swingline Loans; and

(B) upon not less than three (3) Business Days’ prior written or telephonic notice in the case of Adjusted LIBOR Rate Loans;

in each case given to the Administrative Agent, or the Swingline Lender, as the case may be, by 11:00 a.m. on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such telephonic or original notice for a Credit Extension by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.12(a).

(b) Voluntary Commitment Reductions.

(i) The Company may, from time to time upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice the Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part (i) the Revolving Commitments (ratably among the Lenders in accordance with their respective commitment percentage thereof); provided, (A) any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, (B) the Company shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate Outstanding Amount exceed the Aggregate Revolving Commitments and (C) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit and/or the Swingline Sublimit exceed the amount of the Aggregate Revolving Commitments, the Letter of Credit Sublimit and/or the Swingline Sublimit, as applicable, shall be automatically reduced by the amount of such excess.

(ii) The Company’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in the Company’s notice and shall reduce the Revolving Commitments of each Lender proportionately to its Revolving Commitment Percentage thereof.

(c) Mandatory Prepayments.

(i) Revolving Commitments. If at any time (A) the Outstanding Amount of Revolving Obligations shall exceed the Aggregate Revolving Commitments, (B) the Outstanding Amount of Letter of Credit Obligations shall exceed the Letter of Credit Sublimit, or (C) the Outstanding Amount of Swingline Loans shall exceed the Swingline Sublimit, immediate prepayment will be made on or in respect of the Revolving Obligations in an amount equal to such excess; provided, however, that, except with respect to clause (B), Letter of Credit Obligations will not be Cash Collateralized hereunder until the Revolving Loans and Swingline Loans have been paid in full.

(ii) Asset Sales and Involuntary Dispositions. Prepayment will be made on the Loan Obligations on the Business Day following receipt of Net Cash Proceeds required to be prepaid pursuant to the provisions hereof in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received from any Asset Sale or Involuntary Disposition by any member of the Consolidated Group (other than China Water and Drinks Inc., a Delaware corporation, and its Subsidiaries), to the extent (A) such proceeds are not reinvested in assets used or useable in the business of the Borrowers and the Restricted Subsidiaries or a binding commitment for such reinvestment has not been entered into within (12) months of the date of such Disposition or Involuntary Disposition and (B) the aggregate amount of such proceeds that are not reinvested in accordance with clause (A) hereof exceeds $5,000,000 in any Fiscal Year.

(iii) Debt Transactions. Prepayment will be made on the Loan Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds from any Debt Transactions on the Business Day following receipt thereof, to the extent that such Net Cash Proceeds are not applied as consideration for Permitted Acquisitions or capital expenditures permitted under this Agreement within the date that is twelve (12) months of the date of receipt of such Net Cash Proceeds.

(iv) Equity Transactions. Prepayment will be made on the Loan Obligations in an amount equal to fifty percent (50%) of the Net Cash Proceeds from any Equity Transactions on the Business Day following receipt thereof, to the extent that such Net Cash Proceeds are not applied as consideration for Permitted Acquisition, capital expenditures permitted under this Agreement or Investments permitted under this Agreement within the date that is twelve (12) months of the date of receipt of such Net Cash Proceeds.

(v) Securitization Transactions. Prepayment will be made on the Loan Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds from any Securitization Transaction on the Business Day following receipt thereof.

(vi) Excess Cash Flow. Prepayment will be made on the Loan Obligations, on the Business Day following delivery of each annual Compliance Certificate delivered under Section 5.1(c), commencing with the Fiscal Year ending December 31, 2012, in an amount equal to the difference of (x) fifty percent (50%) of Consolidated Excess Cash Flow for the immediately preceding Fiscal Year minus (y) optional prepayments of Term Loans minus (z) optional prepayments of Revolving Loans for which there has been a permanent reduction of Revolving Commitments pursuant to Section 2.11(b) in the amount of such optional prepayment of Revolving Loans.

Section 2.12 Application of Prepayments. Within each Loan, prepayments will be applied first to Base Rate Loans, then to LIBOR Loans in direct order of Interest Period maturities. In addition:

(a) Voluntary Prepayments. Voluntary prepayments will be applied as specified by the applicable Borrower; provided that in the case of prepayments on the Term Loans, (i) the prepayment will be applied ratably to the Term Loans then outstanding and (b) with respect to each Term Loan then outstanding, the prepayments will be applied to remaining principal installments thereunder in inverse order of maturity.

(b) Mandatory Prepayments. Mandatory prepayments will be applied as follows:

(i) Mandatory prepayments in respect of the Revolving Commitments under Section 2.11(c)(i) above shall be applied to the respective Revolving Obligations as appropriate but without a permanent reduction thereof.

(ii) Mandatory prepayments in respect of Asset Sales and Involuntary Dispositions under Section 2.11(c)(ii) above, Debt Transactions under Section 2.11(c)(iii), Equity Transactions under Section 2.11(c)(iv), Securitization Transactions under Section 2.11(c)(v), and Consolidated Excess Cash Flow under Section 2.11(c)(vi) shall be applied as follows: first, ratably to the Term Loans, until paid in full, and then to the Revolving Obligations without a permanent reduction thereof. Mandatory prepayments with respect to each of the Term Loans will be applied to remaining principal installments thereunder in inverse order of maturity.

(c) Prepayments on the Loan Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein (except for Defaulting Lenders where their share will be applied as provided in Section 2.16(a) hereof).

Section 2.13 General Provisions Regarding Payments.

(a) All payments by any Borrower of principal, interest, fees and other Obligations hereunder or under any other Credit Document shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition. The Administrative Agent shall, and each of the Borrowers hereby authorizes the Administrative Agent to, debit a deposit account of such Borrower or any of its Restricted Subsidiaries held with the Administrative Agent or any of its Affiliates and designated for such purpose by such Borrower or such Restricted Subsidiary in order to cause timely payment to be made to the Administrative Agent of all principal, interest and fees due hereunder or under any other Credit Document (subject to sufficient funds being available in its accounts for that purpose).

(b) In the event that the Administrative Agent is unable to debit a deposit account of any Borrower or any of its Restricted Subsidiaries held with the Administrative Agent or any of its Affiliates in order to cause timely payment to be made to the Administrative Agent of all principal, interest and fees due hereunder or any other Credit Document (including because insufficient funds are available in its accounts for that purpose), payments hereunder and under any other Credit Document shall be delivered to the Administrative Agent, for the account of the Lenders, not later than 2:00 p.m. on the date due at the Principal Office of the Administrative Agent or via wire transfer of immediately available funds to an account designated by the Administrative Agent (or at such other location as may be designated in writing by the Administrative Agent from time to time); for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the applicable Borrower on the next Business Day.

(c) All payments in respect of the principal amount of any Loan (other than voluntary repayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(d) The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable pro rata share of all payments and prepayments of principal and interest due to such Lender hereunder, together with all other amounts due with respect thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(e) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its pro rata share of any Adjusted LIBOR Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(f) Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Commitment Fee hereunder, but such payment shall be deemed to have been made on the date therefor for all other purposes hereunder.

(g) The Administrative Agent may, but shall not be obligated to, deem any payment by or on behalf of any Borrower hereunder that is not made in same day funds prior to 2:00 p.m. to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the Company and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate (unless otherwise provided by the Required Lenders) from the date such amount was due and payable until the date such amount is paid in full.

Section 2.14 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any amounts applied by the Swingline Lender to outstanding Swingline Loans, (C) any amounts applied to Letter of Credit Obligations by any Issuing Bank or Swingline Loans by the Swingline Lender, as appropriate, from Cash Collateral provided under Section 2.15 or Section 2.16, or (D) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Obligations, Swingline Loans or other obligations hereunder to any assignee or participant, other than to the Company or any Restricted Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

Section 2.15 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize each applicable Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in an amount sufficient to cover the applicable Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(a) Grant of Security Interest. Each of the Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a perfected first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided (other than the Permitted Liens), or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.15 or Section 2.16 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.15 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Borrower shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.3) but shall be released upon the cure, termination or waiver of such Default or Event of Default in accordance with the terms of this Agreement, and (y) the Person providing Cash Collateral and any Issuing Bank or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.16 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.4(iii).

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amount (other than fees which any Defaulting Lender is not entitled to receive pursuant to Section 2.16(a)(iii)) received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.3), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by any Issuing Bank or the Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to either of the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Letter of Credit Borrowings were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to the pay the Loans of, and Letter of Credit Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to (and the underlying obligations satisfied to the extent of such payment) and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Such Defaulting Lender shall not be entitled to receive any Commitment Fee, any fees with respect to Letters of Credit (except as provided in clause (b) below) or any other fees hereunder for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C) With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swingline Loans that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swingline Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless any Borrower shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Outstanding Amount of Revolving Loans of such Lender together with such Lender’s participation in Letter of Credit Obligations and Swingline Loans at such time to exceed such non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize each Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b) Defaulting Lender Cure. If the Company, the Administrative Agent and the Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Commitments under the applicable Facility (without giving effect to Section 2.16(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in the Letter of Credit Obligations related to any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the non-Defaulting Lenders in a manner consistent with clause (a)(iv) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.15.

(d) Qualified Counterparties. So long as any Lender is a Defaulting Lender, such Lender shall not be a Lender Counterparty with respect to any Hedge Agreement entered into while such Lender was a Defaulting Lender.

Section 2.17 Removal or Replacement of Lenders. If (a) any Lender requests compensation under Section 3.2, (b) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.3, (c) any Lender gives notice of an inability to fund LIBOR Loans under Section 3.1(b), (d) any Lender is a Defaulting Lender, or (e) any Lender (a “Non-Consenting Lender”) does not consent (including by way of a failure to respond in writing to a proposed amendment, consent or waiver by the date and time specified by the Administrative Agent) to a proposed amendment, consent, change, waiver, discharge or termination hereunder or with respect to any Credit Document that has been approved by the Required Lenders, then the Company may, at its sole expense and effort, upon notice to the such Lender and the Administrative Agent, require such Lender to assign and delegate without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.5, all of its interests, rights (other than its rights under Section 3.2, Section 3.3 and Section 10.2) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.5(b)(iv);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Borrowings, as applicable, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.1(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or any Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.3, such assignment is reasonably expected to result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed amendment, consent, change, waiver, discharge or termination, the successor replacement Lender shall have consented to the proposed amendment, consent, change, waiver, discharge or termination.

Each Lender agrees that in the event it, or its interests in the Loans and obligations hereunder, shall become subject to the replacement and removal provisions of this Section, it will cooperate with the Company and the Administrative Agent to give effect to the provisions hereof, including execution and delivery of an Assignment Agreement in connection therewith, but the replacement and removal provisions of this Section shall be effective regardless of whether an Assignment Agreement shall have been given.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

Section 2.18 Joint and Several Liability of Borrowers.

(a) Each Borrower accepts joint and several liability hereunder in consideration of the financial accommodation to be provided by the Administrative Agent and the Lenders under this Agreement and the other Credit Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the obligations of each Borrower.

(b) Each Borrower shall be jointly and severally liable for all Obligations, regardless of which Borrower actually receives Credit Extensions hereunder or the amount of such Credit Extensions received or the manner in which the Administrative Agent or any Lender accounts for such Credit Extensions on its books and records. Each Borrower’s obligations with respect to Credit Extensions made to it, and each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to Credit Extensions made to and other Obligations owing by the other Borrowers hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each Borrower.

(c) Each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Credit Extensions made to and other Obligations owing by the other Borrowers hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (A) the validity or enforceability, avoidance or subordination of the obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the obligations of any other Borrower, (B) the absence of any attempt to collect the Obligations from any other Borrower, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (C) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or any Lender with respect to any provision of any instrument evidencing the obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to the Administrative Agent or any Lender, (D) the failure by the Administrative Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the obligations of any other Borrower, (E) the Administrative Agent’s or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (F) any borrowing or grant of a security interest by any other Borrower, as Debtor In Possession under Section 364 of the Bankruptcy Code, (G) the disallowance of all or any portion of the Administrative Agent’s or any Lender’s claim(s) for the repayment of the obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (H) any other circumstances (other than payment in full of all Obligations (other than contingent and indemnification obligations not then due and owing)) which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower. With respect to each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Credit Extensions made to the other Borrowers hereunder, such Borrower agrees not to exercise, until the Obligations (other than contingent and indemnified obligations) shall have been paid in full and this Credit Agreement and the other Credit Documents shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent or any Lender now has or may hereafter have against such Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent or any Lender to secure payment of the Obligations or any other liability of any Borrower to the Administrative Agent or any Lender.

(d) Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent and the Lenders may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Administrative Agent and the Lenders shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.

Section 3 YIELD PROTECTION

Section 3.1 Making or Maintaining LIBOR Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date or any Index Rate Determination Date with respect to any LIBOR Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Loans on the basis provided for in the definition of Adjusted LIBOR Rate or LIBOR Index Rate, as applicable, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Loans until such time as the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by any Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by such Borrower and such Loans shall be automatically made or continued as, or converted to, as applicable, Base Rate Loans without reference to the LIBOR Index Rate component of the Base Rate.

(b) Illegality or Impracticability of LIBOR Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Company and the Administrative Agent) that the making, maintaining or continuation of its LIBOR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Company and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert

Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBOR Loan then being requested by any Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan without reference to the LIBOR Index Rate component of the Base Rate, (3) the Affected Lender’s obligation to maintain its outstanding LIBOR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans without reference to the LIBOR Index Rate component of the Base Rate on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Loan then being requested by any Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the applicable Borrower shall have the option, subject to the provisions of Section 3.1(a), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 3.1(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. The Borrowers shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable out-of-pocket losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its Adjusted LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender sustains: (i) if for any reason (other than a default by such Lender) a borrowing of any Adjusted LIBOR Rate Loans does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Adjusted LIBOR Rate Loans does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Adjusted LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its Adjusted LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by the applicable Borrower.

(d) Booking of LIBOR Loans. Any Lender may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Adjusted LIBOR Rate Loans. Calculation of all amounts payable to a Lender under this Section 3.1 and under Section 3.2 shall be made as though such Lender had actually funded each of its relevant Adjusted LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such Adjusted LIBOR Rate Loans and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Adjusted LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.1 and under Section 3.2.

(f) Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender, as specified in paragraph (c) of this Section and the circumstances giving rise thereto shall be delivered to the Company and shall be conclusive absent manifest error. In the absence of any such manifest error, the Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(g) Delay in Requests. Borrowers shall not be required to compensate a Lender pursuant to this Section for any such amounts incurred more than six (6) months prior to the date that such Lender delivers to the Company the certificate referenced in Section 3.1(f).

Section 3.2 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate or the LIBOR Index Rate) or any Issuing Bank;

(ii) subject any Lender or any Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or any Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.3 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such Issuing Bank); or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Bank, the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender, any Issuing Bank or the Swingline Lender (for purposes hereof, may be referred to collectively as “the Lenders” or a “Lender”) determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the commitments of such Lender hereunder or the Loans made by, or participations in Letters of Credit and Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and the circumstances giving rise thereto shall be delivered to the Company and shall be conclusive absent manifest error. In the absence of any such manifest error, the Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or such Issuing Bank, as the case may be, delivers to the Company the certificate referenced in Section 3.2(c) and notifies the Company of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.3 Taxes.

(a) Issuing Banks. For purposes of this Section 3.3, the term “Lender” shall include any Issuing Bank.

(b) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of either of the Borrowers hereunder or under any other Credit Document shall to the extent permitted by applicable law be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable law requires any Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such law as determined by the borrower or the Administrative Agent, as the case may be, upon the basis of information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Borrower or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each of the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d) Tax Indemnification. (i) Without limiting the provisions of subsection (a) or (b) above, each of the Borrowers shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted such Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each of the Borrowers shall also, and does hereby, indemnify the Administrative Agent and shall make payment in respect thereof within ten (10) Business Days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to such Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) and (b) above, each Lender shall, and does hereby, indemnify each of the Borrowers and the Administrative Agent, and shall make payment in respect thereof within ten (10) Business Days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for either of the Borrowers or the Administrative Agent) of or asserted against either of the Borrowers or the Administrative Agent by any Governmental Authority as a result of the failure of such Lender to deliver or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the applicable Borrower or the Administrative Agent pursuant to subsection (e). Each Lender hereby authorize the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Lender, as the case may be, under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of, a Lender, any assignment of rights by, or the replacement of, a Lender, the termination of the commitments hereunder and the repayment, satisfaction or discharge of all other Obligations.

(e) Evidence of Payments. Upon request by any Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by such Borrower or the Administrative Agent to a Governmental Authority as provided in this Section, such Borrower shall deliver to the Administrative Agent, or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by law to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.

(f) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to each applicable Borrower and to the Administrative Agent, at the time or times prescribed by applicable law or when reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit such Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by such Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if any of the Borrowers is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to each of the Borrowers and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent certifying that such Lender is not subject to backup withholding; and

(B) each Foreign Lender that is entitled under the Internal Revenue Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Credit Document shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-81MY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of either of the

Borrowers within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

(C) each Foreign Lender shall deliver to the Administrative Agent and the Borrowers such documentation reasonably requested by the Administrative Agent or the Borrowers sufficient for the Administrative Agent and the Borrowers to comply with their obligations under FATCA and to determine whether payments to such Lender are subject to withholding tax under FATCA.

(iii) Each Lender shall promptly (A) notify in writing the Borrowers and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction (and update forms or certificates, as appropriate, if legally able to do so), and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its lending office) to avoid any requirement of applicable law of any jurisdiction that either of the Borrowers or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(g) Treatment of Certain Refunds. Unless required by applicable law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the applicable Borrower or with respect to which the applicable Borrower has paid additional amounts pursuant to this Section, it shall pay to the applicable Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each of the Borrowers, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to either of the Borrowers or any other Person.

Section 3.4 Mitigation Obligations; Designation of a Different Lending Office. If any Lender requests compensation under Section 3.2, or any Borrower is required to pay any additional amount to any Lender (including any Issuing Bank) or any Governmental Authority for the account of any Lender (including any Issuing Bank) pursuant to Section 3.3, or if any Lender gives a notice pursuant to Section 3.1(b), then such Lender (including any such Issuing Bank), as applicable, shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender (including any such Issuing Bank), such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or Section 3.3, or eliminate the need for notice pursuant to Section 3.1(b), as the case may be, in the future and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. Each of the Borrowers hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender (including any Issuing Bank) in connection with any such designation or assignment.

Section 4 CONDITIONS PRECEDENT

Section 4.1 Conditions Precedent to Initial Credit Extensions. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction of the following conditions on or before the Closing Date:

(a) Executed Credit Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Credit Documents, in each case, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders and duly executed by the appropriate parties thereto.

(b) Organizational Documents. Receipt by the Administrative Agent of the following:

(i) Charter Documents. Copies of articles of incorporation, certificate of organization or formation, or other like document for each of the Borrowers certified as of a recent date by the appropriate Governmental Authority.

(ii) Organizational Documents Certificate. (i) Copies of bylaws, operating agreement, partnership agreement or like document, (ii) copies of resolutions approving the transactions contemplated in connection with the financing and authorizing execution and delivery of the Credit Documents, and (iii) incumbency certificates, for each of the Borrowers, in each case certified by an Authorized Officer in form and substance reasonably satisfactory to the Administrative Agent.

(iii) Good Standing Certificate. Copies of certificates of good standing, existence or the like of a recent date for each of the Borrowers from the appropriate Governmental Authority of its jurisdiction of formation or organization.

(iv) Closing Certificate. A certificate from an Authorized Officer of the Company, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, confirming, among other things, (A) all consents, approvals, authorizations, registrations, or filings required to be made or obtained by the Company and the other Borrowers, if any, in connection with this Agreement and the other Credit Documents and the transactions contemplated herein and therein have been obtained and are in full force and effect, (B) no investigation or inquiry by any Governmental Authority regarding this Agreement and the other Credit Documents and the transactions contemplated herein and therein is ongoing, (C) since the date of the most-recent annual audited financial statements for the Company, there has been no event or circumstance which could be reasonably expected to have a Material Adverse Effect, (D) the most-recent annual audited financial statements were prepared in accordance with GAAP consistently applied, except as noted therein, and fairly presents in all material respects the financial condition and results from operations of the Consolidated Group, and (E) the Company, individually, and the Borrowers, taken as a whole, are Solvent after giving effect to the transactions contemplated hereby and the incurrence of Indebtedness related thereto.

(c) Opinions of Counsel. Receipt by the Administrative Agent of customary opinions of counsel for each of the Borrowers, including, among other things, opinions regarding the due authorization, execution and delivery of the Credit Documents and the enforceability thereof.

(d) Personal Property Collateral. Receipt by the Collateral Agent of the following:

(i) UCC Financing Statements. Such UCC financing statements necessary or appropriate to perfect the security interests in the personal property collateral, as determined by the Collateral Agent.

(ii) Intellectual Property Filings. Such patent, trademark and copyright notices, filings and recordations necessary or appropriate to perfect the security interests in intellectual property and intellectual property rights, as determined by the Collateral Agent.

(iii) Pledged Equity Interests. Original certificates evidencing any certificated Equity Interests pledged as collateral, together with undated stock transfer powers executed in blank.

(iv) Rolling Stock. To the extent not previously delivered to the Collateral Agent or any of its subagents, with respect to each item of Rolling Stock, either (A) an original certificate of title, with such endorsements, instruments of transfer or other documentation executed by the applicable Borrower required to evidence the Lien in favor of the Collateral Agent on such Rolling Stock or (B) evidence reasonably satisfactory to the Collateral Agent of a Lien on such Rolling Stock in favor of the Collateral Agent.

(v) Evidence of Insurance. Certificates of insurance for casualty, liability and any other insurance required by the Credit Documents, identifying the Collateral Agent as loss payee with respect to the casualty insurance and additional insured with respect to the liability insurance, as appropriate.

(e) Funding Notice; Funds Disbursement Instructions. The Administrative Agent shall have received (a) a duly executed Funding Notice with respect to the Credit Extension to occur on the Closing Date and (b) duly executed disbursement instructions (with wiring instructions and account information) for all disbursements to be made on the Closing Date.

(f) Termination of Existing Credit Agreement. Receipt by the Administrative Agent of evidence that the Existing Credit Agreements concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement concurrently with the Closing Date are being released.

(g) Fees and Expenses. The Administrative Agent shall have confirmation that all reasonable and documented out-of-pocket fees and expenses required to be paid on or before the Closing Date have been paid, including the reasonable and documented out-of-pocket fees and expenses of counsel for the Administrative Agent.

For purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

The funding of the initial Loans hereunder shall evidence the satisfaction of the foregoing conditions except to the extent the Borrowers have agreed to fulfill conditions following the Closing Date pursuant to Section 6.16.

Section 4.2 Conditions to Each Credit Extension. The obligation of each Lender to fund its Term Loan Commitment Percentage or Revolving Commitment Percentage of any Credit Extension on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.4, of the following conditions precedent:

(a) the Administrative Agent shall have received a fully executed and delivered Funding Notice, together with the documentation and certifications required therein with respect to each Credit Extension;

(b) after making the Credit Extension requested on such Credit Date, (i) the aggregate outstanding principal amount of the Revolving Loans shall not exceed the aggregate Revolving Commitments then in effect and (ii) the aggregate outstanding principal amount of the Term Loans shall not exceed the respective Term Loan Commitments then in effect

(c) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(d) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.

Any Agent or the Required Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the reasonable good faith judgment of such Agent or Required Lenders, such request is warranted under the circumstances.

Section 5 REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Borrower represents and warrants to each Agent and Lender, on the Closing Date that the following statements are true and correct:

Section 5.1 Organization; Requisite Power and Authority; Qualification. Each Borrower (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 5.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

Section 5.2 Equity Interests and Ownership. Schedule 5.2 correctly sets forth the ownership interest of each Borrower in its respective Restricted Subsidiaries as of the Closing Date. The Equity Interests of each Borrower have been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 5.2, as of the Closing Date, there is no existing option, warrant, call, right, commitment, buy-sell, voting trust or other shareholder agreement or other agreement to which any Restricted Subsidiary is a party requiring, and there is no membership interest or other Equity Interests of any Restricted Subsidiary outstanding which upon conversion or exchange would require, the issuance by any Restricted Subsidiary of any additional membership interests or other Equity Interests of any Restricted Subsidiary or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of any Restricted Subsidiary.

Section 5.3 Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Borrower that is a party thereto.

Section 5.4 No Conflict. The execution, delivery and performance by Borrowers of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate in any material respect any provision of any Applicable Laws relating to any Borrower, any of the Organizational Documents of any Borrower, or any order, judgment or decree of any court or other agency of government binding on any Borrower; (b) (i) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Permitted Senior Unsecured Notes or (ii) except as could not reasonably be expected to have a Material Adverse Effect, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any other Contractual Obligations of any Borrower; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Borrower (other than any Liens created under any of the Credit Documents in favor of the Collateral Agent for the benefit of the holders of the Obligations) whether now owned or hereafter acquired; or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Borrower.

Section 5.5 Governmental Consents. The execution, delivery and performance by Borrowers of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require, as a condition to the effectiveness thereof, any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date and other filings, recordings or consents which have been obtained or made, as applicable.

Section 5.6 Binding Obligation. Each Credit Document has been duly executed and delivered by each Borrower that is a party thereto and is the legally valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its respective terms, except as may be limited by Debtor Relief Laws or by equitable principles relating to enforceability.

Section 5.7 Financial Statements.

(a) Audited Consolidated Financial Statements for Consolidated Group. The audited consolidated balance sheet of the Consolidated Group for the most recent Fiscal Year ended (as the Consolidated Group existed at such time), and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such Fiscal Year, including the notes and schedules thereto (including without limitation the schedule with respect to the Company and the Restricted Subsidiaries, if any) thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Consolidated Group (as the Consolidated Group existed at such time) as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) Management Prepared Financial Statements for Restricted Group. The management prepared consolidating balance sheet of the Restricted Group for the most recent Fiscal Year ended (commencing with the Fiscal Year ended December 31, 2011), and the related consolidating statements of income or operations, stockholders’ equity and cash flows for such Fiscal Year, including the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and except for the absence of footnotes and year end disclosures; and (ii) fairly present in all material respects the financial condition of the members of the Restricted Group as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and except for the absence of footnotes and year end disclosures.

(c) Quarterly Financial Statements for Consolidated Group. The unaudited consolidated balance sheet of the Consolidated Group for the most recent Fiscal Quarter ended, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such Fiscal Quarter (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(d) Quarterly Financial Statements for Restricted Group. The unaudited consolidating balance sheet of the Restricted Group for the most recent Fiscal Quarter ended (commencing with the Fiscal Quarter ending December 31, 2011), and the related consolidating statements of income or operations, stockholders’ equity and cash flows for such Fiscal Quarter (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Restricted Group as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

Section 5.8 No Material Adverse Effect; No Default.

(a) No Material Adverse Effect. Since December 31, 2010, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(b) No Default. No Default has occurred and is continuing.

Section 5.9 Tax Matters. All federal tax returns and reports, and all other material tax returns and reports, of each Borrower and its Restricted Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon each Borrower and its Restricted Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable unless the due date therefor has been extended or any such tax, assessment, fee or other governmental charge is being actively contested by such Borrower or such Restricted Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. No Borrower knows of any proposed tax assessment against any Borrower or any of its Restricted Subsidiaries which is not being actively contested by such Borrower or such Restricted Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

Section 5.10 Properties.

(a) Title. Each Borrower and its Restricted Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their financial statements and other information referred to in Section 5.7 and in the most recent financial statements delivered pursuant to Section 6.1, in each case except for assets disposed of since the date of such financial statements as permitted under Section 7.10. All such properties and assets are free and clear of Liens other than Permitted Liens.

(b) Real Estate. As of the Closing Date, Schedule 5.11(b) contains a true, accurate and complete list of all Real Estate Assets of the Borrowers.

(c) Intellectual Property. Each Borrower owns or is validly licensed to use all Intellectual Property that is necessary for the present conduct of its business, free and clear of Liens (other than Permitted Liens), without conflict with the rights of any other Person unless the failure to own or benefit from such valid license could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of each Borrower, no Borrower is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any other Person unless such infringement, misappropriation, dilution or violation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.11 Environmental Matters. Except for matters disclosed in filings with the SEC prior to the Closing Date, no Borrower nor any of its Restricted Subsidiaries nor any of their respective current Facilities (solely during and with respect to Borrower’s ownership thereof) or operations, and to their knowledge, no former Facilities (solely during and with respect to Borrower’s ownership thereof), are subject to any outstanding order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (b) no Borrower nor any of its Restricted Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law; (c) there are and, to each Borrower’s and its Restricted Subsidiaries’ knowledge, have been, no Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against any Borrower or any of its Restricted Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (d) no Borrower nor any of its Restricted Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility (solely during and with respect to Borrower’s ownership thereof), and no Borrower’s nor any of its Restricted Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any equivalent state rule defining hazardous waste. Compliance with all current requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.12 No Defaults. No Borrower nor any of its Restricted Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations (other than Contractual Obligations relating to Indebtedness), except in each case where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Section 5.13 No Litigation or other Adverse Proceedings. There are no Adverse Proceedings that (a) purport to affect or pertain to this Agreement or any other Credit Document, or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect. No Borrower nor any of its Restricted Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.14 Information Regarding Borrowers and Restricted Subsidiaries. Set forth on Schedule 5.15, is the jurisdiction of organization, the exact legal name (and for the prior five years or since the date of its formation has been) and the true and correct U.S. taxpayer identification number of the Company and each Restricted Subsidiary as of the Closing Date.

Section 5.15 Governmental Regulation.

(a) None of the Borrowers and Restricted Subsidiaries is subject to regulation under the Investment Company Act of 1940. None of the Borrowers and Restricted Subsidiaries is an “investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

(b) None of the Borrowers and Restricted Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. To each Borrower’s knowledge, neither such Borrower nor any of its Restricted Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Borrowers and Restricted Subsidiaries (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

(c) None of the Borrowers and Restricted Subsidiaries or their respective Affiliates is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(d) None of the Borrowers and Restricted Subsidiaries or their respective Affiliates (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has a more than ten percent (10%) of its assets located in Sanctioned Entities, or (iii) derives more than ten percent (10%) of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(e) Each of the Borrowers and the Restricted Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. None of the Borrowers and Restricted Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Borrower or any of its Restricted Subsidiaries or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

(f) To the extent applicable, each Borrower and each Restricted Subsidiary is in compliance, in all material respects, with Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (as amended from time to time, the “Patriot Act”).

(g) None of the Borrowers and Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as in effect from time to time.

Section 5.16 Employee Matters. None of the Borrowers and Restricted Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against any Borrower or any of its Restricted Subsidiaries, or to the knowledge of any Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Borrower or any of its Restricted Subsidiaries or to the knowledge of each Borrower, threatened against any of them, (b) no strike or work stoppage in existence or to the knowledge of any Borrower, threatened that involves any Borrower or any of its Restricted Subsidiaries, and (c) to the knowledge of any Borrower, no union representation question existing with respect to the employees of any Borrower or any of its Restricted Subsidiaries and, to the knowledge of any Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

Section 5.17 Pension Plans. (a) Except as could not reasonably be expected to have a Material Adverse Effect, each of the Borrowers and their Restricted Subsidiaries are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to its Pension Plan, and have performed all their obligations under each Pension Plan in all material respects, (b) each Pension Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter or is the subject of a favorable opinion letter from the Internal Revenue Service indicating that such Pension Plan is so qualified and, to the knowledge of the Borrowers, nothing has occurred subsequent to the issuance of such determination letter which would cause such Pension Plan to lose its qualified status except where such event could not reasonably be expected to result in a Material Adverse Effect, (c) except as could not reasonably be expected to have a Material Adverse Effect, no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Pension Plan (other than for routine claims and required funding obligations in the ordinary course) or any trust established under Title IV of ERISA has been incurred by any Borrower, any of its Subsidiaries or any of their ERISA Affiliates, (d) except as would not reasonably be expected to result in liability to Borrowers or their Restricted Subsidiaries in excess of $5,000,000, no ERISA Event has occurred, and (e) except to the extent required under Section 4980B of the Internal Revenue Code and Section 601 et seq. of ERISA or similar state laws and except as could not reasonably be expected to have a Material Adverse Effect, no Pension Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Borrower.

Section 5.18 Solvency. The Company and its Restricted Subsidiaries on a consolidated basis are and, upon the incurrence of any Credit Extension on any date on which this representation and warranty is made, will be, Solvent.

Section 5.19 Compliance with Laws. Each Borrower and its Restricted Subsidiaries is in compliance with (a) the Patriot Act and OFAC rules and regulations as provided in Section 5.15 and (b) except such non-compliance with such other Applicable Laws that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, all other Applicable Laws. Each Borrower and its Restricted Subsidiaries possesses all certificates, authorities or permits issued by appropriate Governmental Authorities necessary to conduct the business now operated by them and the failure of which to have could reasonably be expected to have a Material Adverse Effect and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit the failure of which to have or retain could reasonably be expected to have a Material Adverse Effect.

Section 5.20 Disclosure. No representation or warranty of any Borrower contained in any Credit Document or in any other documents, certificates or written statements furnished to the Lenders by or on behalf of any Borrower or any of its Restricted Subsidiaries for use in connection with the transactions contemplated hereby (other than projections and pro forma financial information contained in such materials) contains any untrue statement of a material fact or omits to state a material fact (known to any Borrower, in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not misleading in any material manner in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrowers to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that such differences may be material. There are no facts known to any Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders.

Section 5.21 Insurance. The properties of the Borrowers and their Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Borrower or the applicable Subsidiary operates; provided, however, that such insurance shall not be required to the extent provided by the Captive Insurance Subsidiary. The insurance coverage of the Borrowers and their Subsidiaries as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 5.23.

Section 5.22 Pledge and Security Agreement. The Pledge and Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law), and the Pledge and Security Agreement shall create a fully perfected Lien on, and security interest in, all right, title and interest of the obligors thereunder in such Collateral, in each case prior and superior in right to any other Lien (i) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) and is evidenced by a certificate, when such Collateral is delivered to the Collateral Agent with duly executed stock powers with respect thereto, (ii) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) but is not evidenced by a certificate, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor or when “control” (as such term is defined in the UCC) is established by the Collateral Agent over such interests in accordance with the provision of Section 8-106 of the UCC, or any successor provision, (iii) with respect to any such Collateral that is not a “security” (as such term is defined in the UCC), when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor (to the extent such security interest can be perfected by filing under the UCC), and (iv) with respect to Rolling Stock, upon delivery to the appropriate department of motor vehicles of the application for re-issuance of title and the original certificate of title with any existing lien released along, together with the applicable title issuance fee owed to such department of motor vehicles.

Section 5.23 Mortgages. Each of the Mortgages is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable security interest in the Real Estate Assets identified therein in conformity with Applicable Laws, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and, when the Mortgages and UCC financing statements in appropriate form are duly recorded at the locations identified in the Mortgages, and recording or similar taxes, if any, are paid, the Mortgages shall constitute a legal, valid and enforceable Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Real Estate Assets, in each case prior and superior in right to any other Lien (other than Permitted Liens).

Section 5.24 Aircraft Security Agreement. The Aircraft Security Agreement creates, as security for the Obligations purported to be secured thereby, a valid and enforceable (and, to the extent perfection thereof can be accomplished pursuant to the filings or other actions required by the Aircraft Security Agreement and such filings or other actions are required to have been made or taken, perfected) security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons and subject to no other Liens (except that the Collateral may be subject to Permitted Liens relating thereto), in favor of the Collateral Agent for the benefit of the holders of the Obligations. No filings or recordings are required in order to perfect the security interests created under the Aircraft Security Agreement except for filings or recordings which shall have been made upon or prior to the execution and delivery thereof.

Section 6 AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that until the Loan Obligations shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, each Borrower shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 6.

Section 6.1 Financial Statements and Other Reports. The Company will deliver, or will cause to be delivered, to the Administrative Agent:

(a) Quarterly Financial Statements for Consolidated Group. Within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (excluding the fourth Fiscal Quarter), the consolidated balance sheets of the Consolidated Group as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Consolidated Group for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and consistent in all material respects with the manner of presentation as of the Closing Date, together with a Financial Officer Certification with respect thereto;

(b) Quarterly Financial Statements for Restricted Group. Only so long as any Unrestricted Subsidiaries are reported as continuing operations of the Consolidated Group, within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (excluding the fourth Fiscal Quarter), the consolidating balance sheets of the Restricted Group as at the end of such Fiscal Quarter and the related consolidating statements of income, stockholders’ equity and cash flows of the Restricted Group for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and consistent in all material respects with the manner of presentation as of the Closing Date, together with a Financial Officer Certification with respect thereto;

(c) Audited Annual Financial Statements for Consolidated Group. Upon the earlier of the date that is ninety (90) days after the end of each Fiscal Year of the Company or the date such information is filed with the SEC, (i) the consolidated balance sheets of the Consolidated Group, together with a schedule of the results for the Restricted Group as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Consolidated Group for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail and consistent in all material respects with the manner of presentation as of the Closing Date, together with a

Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of KPMG LLP or other independent certified public accountants of recognized national standing selected by the Company, which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Consolidated Group as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(d) Management Prepared Annual Financial Statements for Restricted Group. Only so long as any Unrestricted Subsidiaries are reported as continuing operations of the Consolidated Group, within ninety (90) days after the end of each Fiscal Year, (i) the consolidating balance sheets of the Company and its Restricted Subsidiaries as at the end of such Fiscal Year and the related consolidating statements of income and cash flows of the Company and its Restricted Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail and consistent in all material respects with the manner of presentation as of the Closing Date, together with a Financial Officer Certification with respect thereto; and (ii) a Financial Officer Certification with respect thereto that such consolidating financial statements fairly present, in all material respects, the consolidating financial position of the Restricted Group as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements);

(e) Compliance Certificate. Together with each delivery of the financial statements pursuant to clauses (b) and (d) of Section 6.1 (and clauses (a) and (c) at such time as there are no Unrestricted Subsidiaries) a duly completed Compliance Certificate;

(f) Annual Budget. Within thirty (30) days following the end of each Fiscal Year of the Company, forecasts prepared by management of the Company, in form reasonably satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of the Company and its Restricted Subsidiaries on a quarterly basis for the immediately following Fiscal Year (including the Fiscal Year(s) in which the Term Loan A Maturity Date, the maturity date of any Term Loan established after the Closing Date and the Revolving Commitment Termination Date occur);

(g) Information Regarding Collateral. (a) Each Borrower will furnish to the Collateral Agent prior written notice of any change (i) in such Borrower’s legal name, (ii) in such Borrower’s corporate structure, or (iii) in such Borrower’s Federal Taxpayer Identification Number;

(h) Securities and Exchange Commission Filings. Promptly after the same are filed, copies of all annual, regular, periodic and special reports and registration statements that the Borrowers may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, provided that any documents required to be delivered pursuant to this Section 6.1(h) shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website; or (ii) on which such documents are posted on the Company’s behalf on Debtdomain or another relevant website, if any to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided further that: (x) upon written request by the Administrative Agent, the Company shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (y) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything to the contrary, as to any information contained in materials furnished pursuant to this Section 6.1(h), the Company shall not be separately required to furnish such information under Sections 6.1(a) or (c) above or pursuant to any other requirement of this Agreement or any other Credit Document.

(i) Notice of Default. Promptly upon any Authorized Officer of any Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Borrower with respect thereto; or (ii) that any Person has given any notice to any Borrower or any of its Restricted Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b), a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, event or condition or change, and what action the Borrowers have taken, are taking and propose to take with respect thereto;

(j) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action any Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) (1) promptly upon reasonable request of the Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates with respect to each Pension Plan; and (2) promptly after their receipt, copies of all notices received by any Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event;

(k) Securities and Exchange Commission Investigations. Promptly, and in any event within five (5) Business Days after receipt thereof by any Borrower or any Restricted Subsidiary thereof, copies of each notice or other correspondence received from the Securities and Exchange Commission (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Borrower or any Restricted Subsidiary thereof; and

(l) Other Information. Such other financial or business information and data with respect to the Company or any of its Restricted Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or the Required Lenders.

Each notice pursuant to clauses (j) and (k) of this Section 6.1 shall be accompanied by a statement of a Authorized Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company and/or the applicable Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.1(i) shall describe with particularity any and all provisions of this Agreement and any other Credit Document that have been breached.

Section 6.2 Existence. Each Borrower will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business, except to the extent permitted by Section 7.10 or not constituting an Asset Sale hereunder.

Section 6.3 Payment of Taxes and Claims. Each Borrower will, and will cause each of its Restricted Subsidiaries to, pay (a) all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon and (b) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (ii) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Borrower will, nor will it permit any of its Restricted Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than any other Borrower or any Subsidiary).

Section 6.4 Maintenance of Properties. Each Borrower will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of any Borrower and its Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof as reasonably determined by such Borrower.

Section 6.5 Insurance. The Borrowers will maintain or cause to be maintained, with financially sound and reputable insurers, property insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of each Borrower and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons; provided that each Borrower shall maintain at all times pollution legal liability insurance with coverage amounts equal to or greater than, deductibles no greater than, and otherwise with terms and conditions no less favorable to the Lenders than, the pollution legal liability insurance in effect as of the Closing Date. Without limiting the generality of the foregoing, each Borrower will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property, if any, that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name the Collateral Agent, on behalf of the holders of the Obligations, as an additional insured thereunder as its interests may appear, and (ii) in the case of each property insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the holders of the Obligations, as the loss payee thereunder and provides for at least thirty (30) days’ prior written notice (or such shorter prior written notice as may be agreed by the Collateral Agent in its reasonable discretion) to the Collateral Agent of any modification or cancellation of such policy.

Section 6.6 Inspections. Each Borrower will, and will cause each of its Restricted Subsidiaries to, permit representatives and independent contractors of the Administrative Agent, the Collateral Agent and each Lender to visit and inspect any of its properties, to conduct field audits, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that so long as no Event of Default exists, the Borrowers shall not be obligated to pay for more than one (1) such inspection per year and that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

Section 6.7 Lenders Meetings. The Company will, upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and the Lenders once during each Fiscal Year to be held at the Company’s corporate offices (or at such other location as may be agreed to by the Company and the Administrative Agent) at such time as may be agreed to by the Company and the Administrative Agent.

Section 6.8 Compliance with Laws and Material Contracts. Each Borrower will comply, and shall cause each of its Restricted Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with (a) the Patriot Act and OFAC rules and regulations, (b) all other Applicable Laws and (c) all Material Contracts, noncompliance with, with respect to clauses (b) and (c), could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.9 Use of Proceeds. The Borrowers will use the proceeds of the Credit Extensions (a) for working capital, capital expenditures and general corporate purposes, (b) to refinance simultaneously with the closing of this Agreement certain existing Indebtedness, (c) to finance Permitted Acquisitions and to pay fees, costs and expenses in connection therewith, whether or not consummated and/or (d) to pay transaction fees, costs and expenses related to credit facilities established pursuant to this Agreement and the other Credit Documents, in each case not in contravention of Applicable Laws or of any Credit Document. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System as in effect from time to time or any other regulation thereof or to violate the Exchange Act.

Section 6.10 Environmental Matters.

(a) Environmental Disclosure. Each Borrower will deliver to the Administrative Agent and the Lenders with reasonable promptness, such documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any material environmental matters disclosed in any filing by the Company with the SEC following the Closing Date.

(b) Hazardous Materials Activities, Etc. Each Borrower shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Borrower or its Restricted Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) respond to any Environmental Claim against such Borrower or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.11 New Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of any Borrower (other than any Unrestricted Subsidiary), the applicable Borrower shall (a) promptly and in any event within fifteen (15) days after such Person becomes a Domestic Subsidiary, cause such Domestic Subsidiary to become a Borrower hereunder by executing and delivering to the Administrative Agent and the Collateral Agent a Borrower Joinder Agreement (with sufficient copies for each Lender), and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as reasonably requested by the Administrative Agent and the Collateral Agent, including without limitation documents and other items similar to those described in Section 4.1(b), Section 4.1(c), Section 4.1(d), Section 4.1(e) (if applicable) and Section 6.12(b) (if applicable). With respect to each such Domestic Subsidiary, the Company or other applicable Borrower shall promptly send to the Administrative Agent written notice setting forth with respect to such Person the date on which such Person became a Domestic Subsidiary of a Borrower.

Section 6.12 Additional Material Real Estate Assets.

(a)(i) In the event that any Borrower acquires a Material Real Estate Asset (other than with respect to Leasehold Properties for which the applicable agreement prohibits the granting of a mortgage or other assignment of the applicable Borrower’s interest therein and the Borrowers have been unable to receive a waiver with respect to such prohibition from the lessor after making commercially reasonable efforts (which shall be deemed not to include payment of a cash fee) to obtain such waiver after the Closing Date), then such Borrower, no later than forty-five (45) days (or such longer period as may be agreed in writing by the Collateral Agent) after acquiring such Material Real Estate Asset, and no later than forty-five (45) days (or such longer period as may be agreed in writing by the Collateral Agent) after any owned Real Estate Asset becomes a Material Real Estate Asset (other than with respect to Leasehold Properties for which the applicable agreement prohibits the granting of a mortgage or other assignment of the applicable Borrower’s interest therein and the Borrowers have been unable to receive a waiver with respect to such prohibition from the lessor after making commercially reasonable efforts (which shall be deemed not to include payment of a cash fee) to obtain such waiver), shall take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgages, documents, instruments, agreements, opinions and certificates similar to those described in clause (b) immediately below that the Collateral Agent shall reasonably request to create in favor of the Collateral Agent, for the benefit of the holders of the Obligations, a valid and, subject to any filing and/or recording referred to herein, enforceable Lien on, and security interest in such Material Real Estate Assets. The Administrative Agent may, in its reasonable judgment, grant extensions of time for compliance or exceptions with the provisions of this Section 6.12 by any Borrower. In addition to the foregoing, the Borrower shall, at the request of the Required Lenders, deliver, from time to time, to the Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which the Collateral Agent has been granted a Lien.

(ii) With respect to any Leasehold Property of any Borrower leased pursuant to an agreement entered into after the Closing Date that constitutes a Material Real Estate Asset and is not subject to a Mortgage, the applicable lessee with respect to such Leasehold Property shall use commercially reasonable efforts (which shall be deemed not to include payment of a cash fee) to obtain and deliver to the Administrative Agent a landlord consent, in form and substance reasonably satisfactory to the Collateral Agent, duly executed by the applicable lessee and lessor, within forty-five (45) days after entry into the applicable agreement.

(b) In order to create in favor of the Collateral Agent, for the benefit of the holders of the Obligations, a valid and, subject to any filing and/or recording referred to herein, enforceable Lien on, and security interest in, any Material Real Estate Assets (other than Leasehold Properties for which the applicable agreement prohibits the granting of a mortgage or other assignment of the applicable Borrower’s interest therein and the Borrowers have been unable to receive a waiver with respect to such prohibition from the lessor after making commercially reasonable (which shall be deemed not to include payment of a cash fee) efforts to obtain such waiver) that is prior and superior in right to any other Lien (other than Permitted Liens), the Administrative Agent and the Collateral Agent (with copies sufficient for each Lender) shall have received from the Borrowers with respect to such Material Real Estate Asset:

(i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering such Material Real Estate Asset;

(ii) an opinion of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) in each state in which such Material Real Estate Asset is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(iii)(a) ALTA or TLTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to the Collateral Agent (each, a “Title Policy”) with respect to such Material Real Estate Asset, in amounts not less than the fair market value of such Material Real Estate Asset, together with a title report issued by a title company with respect thereto and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Collateral Agent and (b) evidence reasonably satisfactory to the Collateral Agent that such Borrower has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage for such Material Real Estate Asset in the appropriate real estate records;

(iv) a recently issued flood zone determination certificate;

(v) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to the Collateral Agent;

(vi) if an exception to the Title Policy with respect to a Mortgage Property would arise without such ALTA or TLTA surveys, ALTA or TLTA surveys of such Real Estate Asset; and

(vii) reports and other reasonable information, in form, scope and substance reasonably satisfactory to the Administrative Agent, regarding environmental matters relating to such Material Real Estate Asset.

Section 6.13 Pledge of Personal Property Assets.

(a) Equity Interests. The Company and each other Borrower shall cause (i) one hundred percent (100%) of the issued and outstanding Equity Interests of each Domestic Subsidiary that is a Restricted Subsidiary and (ii) sixty-five percent (65%) in the case of each Foreign Subsidiary that is a Restricted Subsidiary that is directly owned by any Borrower or any Domestic Subsidiary that is a Restricted Subsidiary to be subject at all times to a first priority lien (subject to any Permitted Lien) in favor of the Collateral Agent, for the benefit of the Lenders, pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel and any filings and deliveries or other items reasonably requested by the Collateral Agent necessary in connection therewith (to the extent not delivered on the Closing Date) to perfect the security interests therein, all in form and substance reasonably satisfactory to the Collateral Agent.

(b) Personal Property Other than Rolling Stock. The Company and each other Borrower shall (i) cause all of its owned and leased personal property (other than Excluded Property and Rolling Stock) to be subject at all times to first priority (subject to any Permitted Lien), perfected Liens in favor of the Collateral Agent, for the benefit of the holders of the Obligations, to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Collateral Agent shall reasonably request, subject in any case to Permitted Liens and (viii) deliver such other documentation as the Collateral Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC1 financing statements, certified resolutions and other organizational and authorizing documents of such Person, opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Collateral Agent’s Liens thereunder) and other items reasonably requested by the Collateral Agent necessary in connection therewith to perfect the security interests therein, all in form, content and scope reasonably satisfactory to the Collateral Agent. Notwithstanding anything in this clause (b), the Borrowers shall not be required to enter into any deposit account control agreement or securities account control agreement or take any other action with respect to deposit accounts or securities accounts (expect to the extent provided in Section 2.15 and other provisions of this Agreement regarding Cash Collateral).

(c) Rolling Stock. Within ten (10) Business Days of the acquisition of any Rolling Stock that is not subject to Liens permitted under Section 7.1(m), the Company and each other Borrower shall deliver or cause to be delivered to the Collateral Agent (or its designee) all documents necessary to perfect the Collateral Agent’s lien on such Rolling Stock. Upon changing the location of record of or otherwise permanently removing any such Rolling Stock to a state other than the state that issued the original certificate of title therefore (unless such Borrower would not, pursuant to its ordinary course of business, re-register such Rolling Stock or be required to re-register such Rolling Stock), or upon the occurrence of any event or condition requiring the re-registration of any certificate of title, the Company and each other Borrower shall provide or cause to be provided written notice to Collateral Agent (or its designee) and as soon as practicable, and in any case within forty-five (45) days, (i) re-register such Rolling Stock in such new location or otherwise in accordance with applicable state law, and (ii) deliver the new certificate of title therefor to the Collateral Agent (or its designee) evidencing the Collateral Agent’s first-priority (subject to any Permitted Lien) perfected Lien in such Rolling Stock.

Section 6.14 Books and Records. Each Borrower will keep books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP.

Section 6.15 Further Assurances. At any time or from time to time upon the request of the Administrative Agent or the Collateral Agent, each Borrower will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents, including without limitation providing the Lenders with any information reasonably requested pursuant to Section 10.19. In furtherance and not in limitation of the foregoing, each Borrower shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are secured by the assets of each Borrower and its Restricted Subsidiaries that are required to be Collateral, and all of the outstanding Equity Interests of each Borrower (other than the Company) and its Restricted Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries).

Section 6.16 Interest Rate Protection. Enter into, within ninety (90) days following the Closing Date, and maintain one or more Hedge Agreements on such terms as shall be reasonably satisfactory to the Administrative Agent, the effect of which shall be to fix or limit the interest cost for a period of three (3) years from the Closing Date with respect to a notional amount equal to at least fifty percent (50%) of the aggregate principal amount of the Term Loans outstanding.

Section 6.17 Post Closing Covenants.

(a) Leasehold Properties – Office Space. Without limitation of the terms of Section 6.12 with respect to other Leasehold Properties, with respect to the Leasehold Properties of the Borrowers located at 300 Cherrington Parkway, Suite 200, Coraopolis, Pennsylvania 15108 and 301 N. Main Street, Suite 920, Baton Rouge, Louisiana 70825, the applicable lessee with respect to such Leasehold Property shall use commercially reasonable efforts (which shall be deemed not to include payment of a cash fee) to obtain and deliver to the Collateral Agent a landlord consent in form and substance reasonably satisfactory to the Collateral Agent duly executed by the applicable lessee and lessor within forty-five (45) days after the Closing Date.

(b) Leased Properties – Disposal Wells and Pipelines. With respect to the Leasehold Properties of the Borrowers that are disposal wells or which relate to the placement or location of a pipeline, the applicable lessee/right holder with respect to each such Leasehold Property shall provide to the Collateral Agent each of the items set forth in clauses (i) and (ii) of Section 6.12(b) (subject to the limitations referenced in Section 6.12(b) and without regard to the forty-five (45) day period referenced in Section 6.12(a)) with respect to such Leasehold Property within ninety (90) days after the Closing Date (or such later date as may be agreed by the Collateral Agent in its reasonable discretion). With respect to each Leasehold Property that is a disposal well, the applicable Borrower also shall use commercially reasonable efforts (which shall be deemed not to include payment of a cash fee) to obtain and deliver to the Collateral Agent an agreement, in form and substance reasonably satisfactory to the Collateral Agent, with the applicable landlord proving for, among other things, that such landlord will not terminate the applicable Borrower’s rights in the applicable Leasehold Property

(c) Fee-Owned Property. With respect to the approximately 9.182 acres of land (and improvements) located in Desoto, Louisiana, the applicable Borrower shall provide to the Collateral Agent each of the items set forth in Section 6.12(b) respect to such real property within ninety (90) days after the Closing Date (or such later date as may be agreed by the Collateral Agent in its reasonable discretion).

(d) Opinions with Respect to Rolling Stock. With respect to the Rolling Stock located in the State of Texas, the State of Louisiana and any other jurisdiction in which a material amount of Rolling Stock is registered (as determined by the Collateral Agent in its reasonable discretion), the Company shall cause to be delivered to the Collateral Agent opinions of counsel including, among other things, opinions regarding the perfection of the Liens of the Collateral Agent in the applicable Rolling Stock within thirty (30) days after the Closing Date (or such later date as may be agreed by the Collateral Agent in its reasonable discretion).

Section 7 NEGATIVE COVENANTS

Each Borrower covenants and agrees that until the Loan Obligations shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, each Borrower shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 7.

Section 7.1 Indebtedness. No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness:

(a) the Obligations;

(b) Indebtedness of any Borrower to any other Borrower;

(c) Support Obligations;

(d) Indebtedness existing on the Closing Date and described in Schedule 7.1, together with any Permitted Refinancing thereof;

(e) Indebtedness with respect to (x) Capital Leases and (y) purchase money Indebtedness; provided, in the case of clause (x), that any such Indebtedness shall be secured only by the asset subject to such Capital Lease, and, in the case of clause (y), that any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness; provided further that the sum of the aggregate principal amount of any Indebtedness under this clause (e) plus assumed Indebtedness under clause (k) below shall not exceed at any time $50,000,000;

(f) Indebtedness in respect of Hedging Transactions that is entered into in the ordinary course of business to hedge or mitigate risks to which any Borrower is exposed in the conduct of its business or the management of its liabilities (it being acknowledged by the Borrower that a Hedging Transaction entered into for speculative purposes or of a speculative nature is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks);

(g) so long as no Default or Event of Default shall exist and be continuing immediately before or immediately after giving effect thereto on a Pro Forma Basis, Permitted Senior Unsecured Indebtedness; provided that the sum of the aggregate principal amount of any Permitted Senior Unsecured Indebtedness under this clause (g) plus any Subordinated Debt under clause (h) below shall not exceed at any time $150,000,000;

(h) so long as no Default or Event of Default shall exist and be continuing immediately before or immediately after giving effect thereto on a Pro Forma Basis, unsecured Subordinated Debt; provided that the sum of the aggregate principal amount of any unsecured Subordinated Debt under this clause (h) plus any Permitted Senior Unsecured Indebtedness under clause (g) above shall not exceed at any time $150,000,000;

(i)(A) letter of credit number A31230T in the face amount of $150,000.00, letter of credit number S30896T in the face amount of $50,000.00 and letter of credit number S31168T, in each case unsecured and issued by Compass Bank for the account of the Borrower named therein for the benefit of the beneficiary named therein and (B) surety bond number 1070501 in the face amount of $15,000.00 and surety bond number 1070502 in the face amount of $20,342.92, in each case issued by Lexon Insurance Company and the Borrower named therein for the benefit of the beneficiary named therein;

(j) unsecured Indebtedness the Net Cash Proceeds of which are used for any Permitted Acquisition or capital expenditures permitted under this Agreement; provided that the Net Cash Proceeds of such unsecured Indebtedness shall be subject to the mandatory prepayment set forth in Section 2.11(c)(iii) if not used for any such Permitted Acquisition or such capital expenditures permitted under this Agreement within the period provided in such Section;

(k) Indebtedness assumed in connection with any Permitted Acquisition; provided that the sum of the aggregate principal amount of any such assumed Indebtedness under this clause (k) plus Indebtedness under clause (e) above shall not exceed at any time $50,000,000;

(l) Indebtedness arising in connection with the financing of insurance premiums in the ordinary course of business;

(m) to the extent constituting Indebtedness, all obligations under each Acquisition Agreement, including, without limitation, earn outs or other similar deferred or contingent obligations;

(n) Indebtedness representing deferred compensation to officers, directors, employees of the Restricted Group; and

(o) unsecured Indebtedness of the Borrowers in an aggregate amount not to exceed at any time $5,000,000.

Section 7.2 Liens. No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, created or licensed or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any Applicable Laws related to intellectual property, except:

(a) Liens in favor of the Collateral Agent for the benefit of the holders of the Obligations granted pursuant to any Credit Document;

(b) Liens for Taxes not yet due or for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(c) statutory Liens of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) or 4068 of ERISA that would constitute an Event of Default under Section 8.1(j)), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of any Borrower or any of its Restricted Subsidiaries, including, without limitation, all encumbrances shown on any policy of title insurance in favor of the Collateral Agent with respect to any Material Real Estate Asset;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) Liens solely on any cash earnest money deposits made by any Borrower or any of its Restricted Subsidiaries in connection with any letter of intent, purchase agreement permitted hereunder or any Acquisition Agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) licenses of patents, trademarks and other intellectual property rights granted by any Borrower or any of its Restricted Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of such Borrower or such Restricted Subsidiary;

(l) Liens existing as of the Closing Date and described in Schedule 7.2;

(m) Liens securing purchase money Indebtedness and Capital Leases to the extent permitted pursuant to Section 7.1(e); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness or the assets subject to such Capital Lease, respectively;

(n) Liens on the property or assets of any Borrower granted in connection with Sale and Leaseback Transactions; provided that the aggregate Attributable Principal Amount in connection with all such Sale and Leaseback Transactions shall not at any time be in excess of $5,000,000;

(o) Liens in favor of the Issuing Bank or the Swingline Lender on cash collateral securing the obligations of a Defaulting Lender to fund risk participations hereunder;

(p) Liens consisting of judgment or judicial attachment liens relating to judgments which do not constitute an Event of Default hereunder;

(q) licenses (including licenses of Intellectual Property), sublicenses, leases or subleases granted to third parties in the ordinary course of business (except any lease or management of any Collateral subject to an Aircraft Security Agreement shall be subject to the requirements set forth in Section 4 thereof).

(r) Liens in favor of collecting banks under Section 4-210 of the uniform commercial code;

(s) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(t) Liens in connection with the disposition of assets not prohibited hereunder;

(u) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business;

(v) Liens on the assets of the Captive Insurance Subsidiary created or deemed to exist in connection with the self-insurance program of the Captive Insurance Subsidiary; and

(w) Liens not otherwise permitted hereunder securing Indebtedness or other obligations not in excess of $5,000,000 in the aggregate at any one time outstanding.

Section 7.3 No Further Negative Pledges. No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, enter into any Contractual Obligation (other than this Agreement and the other Credit Documents) that limits the ability of such Borrower or any such Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this Section 7.3 shall not prohibit (i) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.1(e), (g) and (h)solely to the extent any such negative pledge relates to the property financed by or subject to Permitted Liens securing such Indebtedness, (ii) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (iii) customary restrictions and conditions contained in any agreement relating to the disposition of any property or assets permitted under Section 7.10 pending the consummation of such disposition, and (iv) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business.

Section 7.4 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Restricted Subsidiary may make Restricted Payments to the Company or any other Borrower;

(b) the Company and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person; and

(c) so long as no Default or Event of Default shall exist before and immediately after giving effect thereto on a Pro Forma Basis, the Company may purchase, redeem, retire or otherwise acquire its common stock Equity Interests in accordance with warrant and equity buy-back programs in existence as of the Closing Date in an aggregate amount not to exceed $3,000,000 in any Fiscal Year.

Section 7.5 Burdensome Agreements. Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts on the ability of any such Person to (i) pay dividends or make any other distributions to the Company or other Borrower on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to the Company or any other Borrower, (iii) make loans or advances to the Company or any other Borrower, (iv) sell, lease or transfer any of its property to the Company or any other Borrower, (v) pledge its property pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Borrower pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(iv) above) for (1) this Agreement and the other Credit Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 7.1(e), (g) and (h); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien or (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.10 pending the consummation of such sale.

Section 7.6 Investments. No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any joint venture and any Foreign Subsidiary, except:

(a) Investments in Cash and Cash Equivalents and deposit accounts or securities accounts in connection therewith;

(b) equity Investments owned as of the Closing Date in any other Borrower or any Subsidiary and Investments made after the Closing Date in any other wholly owned Borrower;

(c)(i) Investments in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business of such Borrower and its Restricted Subsidiaries;

(d) intercompany loans to the extent permitted under Section 7.1(b) and guarantees to the extent permitted under Section 7.1(c);

(e) loans and advances to employees of any Borrower and its Restricted Subsidiaries (i) made in the ordinary course of business and (ii) any refinancings of such loans after the Closing Date in an aggregate amount outstanding at any time (on a cost basis) not to exceed $500,000;

(f) Investments existing on the Closing Date and described on Schedule 7.6;

(g) Investments constituting Hedging Transactions permitted by Section 7.1(f);

(h) Permitted Acquisitions and Investments in the formation of new Domestic Subsidiaries in connection therewith;

(i) Investments in Unrestricted Subsidiaries, Foreign Subsidiaries and joint ventures in an aggregate amount outstanding at any time (on a cost basis) not to exceed $5,000,000;

(j) Investments constituting accounts receivable, trade debt and deposits for the purchase of goods, in each case made in the ordinary course of business;

(k) to the extent constituting an Investment, dispositions of assets not prohibited hereunder;

(l) Investments consisting of security deposits with utilities and other like Persons and for real property leases;

(m) Investments received as the non-cash portion of consideration received in connection with dispositions of assets not prohibited hereunder;

(n) to the extent permitted under Applicable Laws, Investments consisting of loans and advances to officers, directors and other employees of the Borrower and its Restricted Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes in an aggregate amount outstanding at any time (on a cost basis) not to exceed $250,000;

(j) Investments in the Captive Insurance Subsidiary in an amount not to exceed the minimum amount of capital required under the laws of the jurisdiction in which the Captive Insurance Subsidiary is formed and other Investments in the Captive Insurance Subsidiary to cover reasonable general corporate and overhead expenses of the Captive Insurance Subsidiary; and

(o) other Investments not listed above and not otherwise prohibited by this Agreement in an aggregate amount outstanding at any time (on a cost basis) not to exceed $5,000,000.

Notwithstanding the foregoing, in no event shall any Borrower make any Investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 7.4.

Section 7.7 Use of Proceeds. No Borrower shall use the proceeds of any Credit Extension of the Loans except pursuant to Section 6.9.

Section 7.8 Financial Covenants.

(a) Consolidated Net Leverage Ratio. The Borrowers shall not permit the Consolidated Net Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2011, to exceed 2.50 to 1.0.

(b) Consolidated Funded Debt to Total Capitalization Ratio. The Borrowers shall not permit the Consolidated Funded Debt to Total Capitalization Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2011, to exceed fifty percent (50.0%).

(c) Consolidated Fixed Charge Coverage Ratio. The Borrowers shall not permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2011, to be less than the correlative ratio indicated in the table below:

Four Fiscal Quarters Ending	Minimum Consolidated Fixed Charge Coverage Ratio
December 31, 2011	1.15 to 1.0
March 31, 2012 through and including September 30, 2012	1.25 to 1.0
December 31, 2012 and each Fiscal Quarter thereafter	1.50 to 1.0

(d) Quarterly Consolidated Adjusted EBITDA. The Borrowers shall not permit Consolidated Adjusted EBITDA as of the last day of each Fiscal Quarter set forth in the table below, to be less than the amount indicated with respect to such Fiscal Quarter in the table below:

Four Fiscal Quarters Ending	Consolidated Adjusted EBITDA
September 30, 2011	$10,000,000
December 31, 2011	$12,500,000
March 31, 2012	$15,000,000
June 30, 2012	$15,000,000
September 30, 2012	$15,000,000
December 31, 2012	$15,000,000
March 31, 2013	$15,000,000
June 30, 2013	$15,000,000

(e) Minimum Cash and Cash Equivalents. At all times, the Borrowers shall not permit the available and unencumbered (other than Liens in favor of the Collateral Agent under the Credit Documents and Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits) cash and Cash Equivalents of the Borrowers and the Restricted Subsidiaries that are Domestic Subsidiaries to be less than $20,000,000.

Section 7.9 Capital Expenditures. The Borrowers shall not permit Consolidated Capital Expenditures in any Fiscal Year to exceed an aggregate amount in excess of the amounts shown below:

Fiscal Year	Aggregate Amount
2011	$175,000,000
2012	$125,000,000
2013	$50,000,000
2014	$50,000,000
2015	$50,000,000

provided, however, that so long as no Default or Event of Default has occurred and is continuing or would result from such expenditure (a) any portion of any “Aggregate Amount” set forth above, if not expended in the Fiscal Year for which it is permitted above, may be carried over for expenditure in successive fiscal years (on a cumulative basis) and (b) for each Fiscal Year set forth above for which a mandatory prepayment of fifty percent (50%) of Consolidated Excess Cash Flow is required under Section 2.11(vi), the “Aggregate Amount” with respect to such Fiscal Year shall be increased by the amount of Consolidated Excess Cash Flow not required to be prepaid under such Section.

Section 7.10 Fundamental Changes; Disposition of Assets; Acquisitions. No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, enter into any Acquisition or transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or make any Asset Sale, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory and materials and the acquisition of equipment and capital expenditures in the ordinary course of business, subject to Section 7.9) the business, property or fixed assets of, or Equity Interests or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) any Restricted Subsidiary of the Company may be merged with or into the Company or any Restricted Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Company or any other Subsidiary; provided, in the case of such a merger, (i) if the Company is party to the merger, the Company shall be the continuing or surviving Person and (ii) if any Borrower other than the Company is a party to such merger, then a Borrower shall be the continuing or surviving Person;

(b) Asset Sales, (i) the proceeds of which when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, do not exceed $5,000,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the applicable Borrower (or similar governing body)), and (2) no less than seventy-five percent (75%) of such proceeds shall be paid in cash; and (ii) in connection with Sale and Leaseback Transactions, provided that the book value of all property such to an Asset Sale in connection with such Sale and Leaseback Transaction shall not exceed $5,000,000 from and after the Closing Date; and

(c) Investments made in accordance with Section 7.6.

Section 7.11 Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Equity Interests of any of its Restricted Subsidiaries in compliance with the provisions of Section 7.10 and except for Liens securing the Obligations, no Borrower shall, nor shall it permit any of its Restricted

Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Restricted Subsidiaries, except to qualify directors if required by Applicable Laws; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Restricted Subsidiaries, except to another Borrower (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by Applicable Laws.

Section 7.12 Sales and Lease-Backs. Except in connection with a Sale and Leaseback Transaction permitted under Section 7.2(n) and Section 7.10(b), no Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Borrower (a) has sold or transferred or is to sell or to transfer to any other Person (other than another Borrower), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Borrower to any Person (other than another Borrower) in connection with such lease.

Section 7.13 Transactions with Shareholders and Affiliates. No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of ten percent (10%) or more of any class of Equity Interests of any Borrower or any of its Restricted Subsidiaries or with any Affiliate of the Borrower or of any such holder, on terms that are less favorable to such Borrower or that Restricted Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between or among Borrowers; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Company and its Restricted Subsidiaries; (c) subject to Section 7.6(o), loans and advances to officers, directors and other employees of the Borrower and its Restricted Subsidiaries and (d) subject to Section 7.1(m), compensation arrangements for officers and other employees of the Borrower and its Restricted Subsidiaries in the ordinary course of business.

Section 7.14 Prepayment of Other Funded Debt. No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to:

(a) after the issuance thereof, amend or modify (or permit the amendment or modification of) the terms of any Funded Debt in a manner adverse to the interests of the Lenders (including specifically shortening any maturity or average life to maturity or requiring any payment sooner than previously scheduled or increasing the interest rate or fees applicable thereto);

(b) amend or modify, or permit or acquiesce to the amendment or modification (including waivers) of, any material provisions of any Subordinated Debt, including any notes or instruments evidencing any Subordinated Debt and any indenture or other governing instrument relating thereto;

(c) make any payment in contravention of the terms of any Subordinated Debt; or

(d) except in connection with a refinancing or refunding permitted hereunder, make any voluntary prepayment, redemption, defeasance or acquisition for value of (including by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), or refund, refinance or exchange of, any Funded Debt (other than the Indebtedness under the Credit Documents, intercompany Indebtedness permitted hereunder and Indebtedness permitted under Section 7.1(b)).

Section 7.15 Conduct of Business. From and after the Closing Date, no Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, engage in any business other than the businesses engaged in by such Borrower or such Restricted Subsidiary on the Closing Date and businesses that are substantially similar, related or incidental thereto, including, without limitation, the provision of products and water solutions for energy development and any business in the water industry.

Section 7.16 Fiscal Year. No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to change its Fiscal Year-end from December 31.

Section 7.17 Amendments to Organizational Agreements/Material Agreements. No Borrower shall amend or permit any amendments to any Borrower’s Organizational Documents if such amendment could reasonably be expected to be materially adverse to the Lenders or any Agent. No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, amend or permit any amendment to, or terminate or waive any provision of, any Material Contract unless such amendment, termination, or waiver would not have a material adverse effect on the Agents or the Lenders.

Section 8 EVENTS OF DEFAULT; REMEDIES; APPLICATION OF FUNDS.

Section 8.1 Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by any Borrower to pay (i) the principal of any Loan when due, whether at stated maturity, by acceleration or otherwise; (ii) within one (1) Business Day of when due any amount payable to any Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) within three (3) Business Days of when due any interest on any Loan or any fee or any other amount due hereunder; or

(b) Default in Other Agreements. (i) Failure of any Borrower or any of its Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an aggregate principal amount of $10,000,000 or more, in each case beyond the grace or cure period, if any, provided therefor; or (ii) breach or default by any Borrower with respect to any other term of (1) one or more items of Indebtedness in the aggregate principal amounts referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace or cure period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Failure of any Borrower to perform or comply with any term or condition contained in Section 6.1, Section 6.2, Section 6.6, Section 6.8, Section 6.9, Section 6.10, Section 6.11, Section 6.12, Section 6.13, Section 6.14, Section 6.17 or Section 7; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Borrower in any Credit Document or in any statement or certificate at any time given by any Borrower or any of its Restricted Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Borrower shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of such Borrower becoming aware of such default, or (ii) receipt by the Company of notice from the Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Borrower or any of its Restricted Subsidiaries in an involuntary case under the Bankruptcy Code or Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Borrower or any of its Restricted Subsidiaries under the Bankruptcy Code or other Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Borrower or any of its Restricted Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Borrower or any of its Restricted Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Borrower or any of its Restricted Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Borrower or any of its Restricted Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or other Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Borrower or any of its Restricted Subsidiaries shall make any assignment for the benefit of creditors; or (ii) any Borrower or any of its Restricted Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Borrower or any of its Restricted Subsidiaries or any committee thereof shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. (i) Any one or more money judgments, writs or warrants of attachment or similar process involving an aggregate amount at any time in excess of $10,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Borrower or any of its Restricted Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or (ii) any non-monetary judgment or order shall be rendered against any Borrower or any of its Restricted

Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or

(i) Dissolution. Any order, judgment or decree shall be entered against any Borrower decreeing the dissolution or split up of such Borrower and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j) Pension Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in liability of any Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 during the term hereof and which is not paid by the applicable due date; or

(k) Change of Control. A Change of Control shall occur; or

(l) Invalidity of Credit Documents and Other Documents. At any time after the execution and delivery thereof, (i) the joint and several liability of the Borrowers, for any reason, other than the satisfaction in full of all Obligations (other than contingent and indemnified obligations not then due and owing), shall cease to be in full force and effect (other than as the result of the release of a Borrower in a transaction permitted under this Agreement) or shall be declared to be null and void or any Borrower shall repudiate the joint and several nature of its obligations hereunder, (ii) this Agreement or any other Credit Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations (other than contingent and indemnified obligations not then due and owing) in accordance with the terms hereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, or (iii) any Borrower shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party or

Section 8.2 Remedies. Upon the occurrence of any Event of Default described in Section 8.1(f) or Section 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) the Required Lenders, upon notice to the Company by the Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of any Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Borrower: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of the Lenders under Section 2.2(b)(iii) or Section 2.3(e); (C) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents and (D) the Administrative Agent shall direct each applicable Borrower to pay (and each of the Borrowers hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.1(f) and Section 8.1(g) to pay) to the Administrative Agent such additional amounts of cash, to be held as security for such Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding under arrangements acceptable to the Administrative Agent, equal to the Outstanding Amount of the Letter of Credit Obligations at such time. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default has been cured to the satisfaction of the Required Lenders or waived in writing in accordance with the terms of Section 10.4.

Section 8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit Fees but including without limitation all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 3.1, Section 3.2 and Section 3.3) payable to the Administrative Agent and the Collateral Agent, in each case in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders including without limitation all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 3.1, Section 3.2 and Section 3.3), ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, Letter of Credit Borrowings and other Obligations ratably among such parties in proportion to the respective amounts described in this clause Third payable to them; and

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and Letter of Credit Borrowings, (b) payment of breakage, termination or other amounts owing in respect of any Hedge Agreement between any Borrower and any Lender Counterparty, to the extent such Hedge Agreement is permitted hereunder, (c) payments of amounts due under any Treasury Management Agreement between any Borrower and any Lender Counterparty, and (d) the Administrative Agent for the account of the Issuing Banks, to Cash Collateralize that portion of the Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Applicable Laws.

Subject to Section 2.3, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Section 9 AGENCY

Section 9.1 Appointment and Authority.

(a) Each of the Lenders and the Issuing Banks hereby irrevocably appoints Regions Bank to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Company nor any other Borrower shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Each of the Lenders hereby irrevocably appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each Collateral Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any Collateral Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any Collateral Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any Collateral Document or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the Collateral Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Collateral Agent shall act on behalf of the Lenders with respect to any Collateral and the Collateral Documents, and the Collateral Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent under the Credit Documents with respect to any acts taken or omissions suffered by the Collateral Agent in connection with any Collateral or the Collateral Documents as fully as if the term “Administrative Agent” as used in such Credit Documents included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein or in the Collateral Documents with respect to the Collateral Agent.

Section 9.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Restricted Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.4 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Company, a Lender or an Issuing Bank.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company and the other Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person servicing as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law by notice in writing to the Company and such Person remove such Person as the Administrative Agent and, with the consent of the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing

Banks under any of the Credit Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 9 and Section 10.2 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 9.7 Non-Reliance on Administrative Agent and Other Lenders. Each of the Lenders and the Issuing Banks acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders and the Issuing Banks also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Joint Book Managers, Joint Lead Arrangers, Co-Documentation Agents or Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

Section 9.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on either of the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Section 2.10 and Section 10.2) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.10 and Section 10.2).

Section 9.10 Collateral Matters.

(a) The Lenders (including each Issuing Bank and the Swingline Lender) irrevocably authorize the Administrative Agent and the Collateral Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held under any Credit Document securing the Loan Obligations (x) upon termination of the commitments under this Agreement and payment in full of all Loan Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and each applicable Issuing Bank shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Credit Documents or consented to in accordance with the terms of this Agreement, or (z) subject to Section 10.4, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held under any Credit Document securing the Loan Obligations to the holder of any Lien on such property that is permitted by Section 7.2(m); and

(iii) to release any Borrower (other than the Company) from its obligations under this Agreement and the other Credit Documents if such Person ceases to be a Borrower as a result of a transaction permitted under the Credit Documents.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Borrower (other than the Company) from its obligations under this Agreement pursuant to this Section.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Borrower in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c) Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrowers, the Administrative Agent, the Collateral Agent and each holder of the Obligations hereby agree that (i) no holder of the Obligations shall have any right individually to realize upon any of the Collateral or to enforce this Agreement, the Notes or any other Credit Agreement, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the holders of the Obligations in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the holders of the Obligations (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(d) No Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Borrower under the Credit Documents except as expressly provided herein or in the other Credit Documents. By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Credit Documents as a holder of the Obligations, subject to the limitations set forth in this clause (d).

Section 10 MISCELLANEOUS

Section 10.1 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Administrative Agent, the Company or any Borrower, to the address, telecopier number, electronic mail address or telephone number specified in Appendix B:

(ii) if to any Lender, any Issuing Bank or Swingline Lender, to the address, telecopier number, electronic mail address or telephone number in its Administrative Questionnaire on file with the Administrative Agent.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Section 2 if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent and the Borrowers that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

Section 10.2 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Bank (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Bank) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the documented and reasonable out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any of its Restricted Subsidiaries arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Restricted Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of its Restricted Subsidiaries, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any of its Restricted Subsidiaries against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Company or such Restricted Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent), the applicable Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Bank in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of this Agreement that provide that their obligations are several in nature, and not joint and several.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, none of the Borrowers shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly, but in any event within ten (10) Business Days after written demand therefor (including delivery of copies of applicable invoices).

(f) Survival. The provisions of this Section shall survive resignation or replacement of the Administrative Agent, Collateral Agent, any Issuing Bank, the Swingline Lender or any Lender, termination of the commitments hereunder and repayment, satisfaction and discharge of the loans and obligations hereunder.

Section 10.3 Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of the Company or any other Borrower against any and all of the obligations of the Company or such Borrower now or hereafter existing under this Agreement or any other Credit Document to such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Company or such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each of the Lenders and the Issuing Banks agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.4 Amendments and Waivers.

(a) Required Lenders’ Consent. Subject to Section 10.4(b) and Section 10.4(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Borrower therefrom, shall in any event be effective without the written concurrence of the Administrative Agent and the Required Lenders; provided that (i) the Administrative Agent may, with the consent of the Company only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any Issuing Bank, (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments, Loans and/or Letter of Credit Obligations of such Lender may not be increased or extended without the consent of such Lender, (iv) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (v) the Required Lenders shall determine whether or not to allow a Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender except as provided in clause (a)(iii) above) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the Revolving Commitment Termination Date;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment) or alter the required application of any prepayment pursuant to Section 2.12 or the application of funds pursuant to Section 8.3, as applicable;

(iii) extend the stated expiration date of any Letter of Credit, beyond the Revolving Commitment Termination Date;

(iv) reduce the principal of or the rate of interest on any Loan (other than any waiver of the imposition of the Default Rate pursuant to Section 2.9) or any fee or premium payable hereunder; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of either of the Borrowers to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(v) extend the time for payment of any such interest or fees;

(vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii) amend, modify, terminate or waive any provision of this Section 10.4(b) or Section 10.4(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii) change the percentage of the outstanding principal amount of Loans that is required for the Lenders or any of them to take any action hereunder or amend the definition of “Required Lenders” or “Term Loan A Commitment Percentage”, “Term Loan Commitment Percentage” or “Revolving Commitment Percentage” or modify the amount of the Commitment of any Lender;

(ix) release all or substantially all of the Collateral or all or substantially all of the Borrowers from their obligations hereunder, in each case, except as expressly provided in the Credit Documents; or

(x) consent to the assignment or transfer by any Borrower of any of its rights and obligations under any Credit Document.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Borrower therefrom, shall:

(i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii) amend, modify, terminate or waive any provision hereof relating to the Swingline Sublimit or the Swingline Loans with the consent of the Swingline Lender;

(iii) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.3(e) without the written consent of the Administrative Agent and of each Issuing Bank; or

(iv) amend, modify, terminate or waive any provision of Section 10 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.4 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Borrower, on such Borrower.

Section 10.5 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and obligations hereunder at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s commitments and the loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the commitment (which for this purpose includes loans and obligations in respect thereof outstanding thereunder) or, if the commitment is not then in effect, the principal outstanding balance of the loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than $2,000,000, in the case of any assignment in respect of any Revolving Commitments and/or Revolving Loans, or $1,000,000, in the case of any assignment in respect of any Term Loan Commitments and/or Term Loans, unless each of the Administrative Agent and, so long as no Event of Default shall have occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitments and Loans assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations on a non-pro rata basis as between its Revolving Commitment and/or Revolving Loans, on the one hand, and any Term Loan Commitment and/or Term Loans, on the other the hand.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default shall have occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) commitments under revolving credit facilities and unfunded commitments under term loan facilities if such assignment is to a Person that is not a Lender with a commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) a funded Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Revolving Commitment under which letters of credit are issued by it; and

(D) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Revolving Commitment under which Swingline Loans are made by it.

(iv) Assignment Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee in the amount of $3,500, unless waived, in whole or in part by the Administrative Agent in its discretion. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Company, Affiliates or Subsidiaries. No such assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) No Assignment to Defaulting Lenders. No such assignment may be made to a Defaulting Lender without the prior written consent of (A) the Company, (B) the Administrative Agent and (C) the Issuing Bank and Swingline Lender, as appropriate, which consent may be given or withheld in their discretion.

(viii) Assignee is not a Competitor. Each assignee shall represent and warrant to the Company and the other Borrowers that such assignee is not a Competitor.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16, 2.17 and 10.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. The Borrowers will execute and deliver on request, at their own expense, Notes to the assignee evidencing the interests taken by way of assignment hereunder. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at its offices in the United States shown for purposes of notices in Section 11.1, a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amounts of the loans and obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than (i) a natural person, (ii) any Borrower or any of its Affiliates or Subsidiaries, or (iii) a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its commitments and/or the loans and obligations owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Document.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or modification requiring the unanimous consent or the consent of the selling Lender as an “affected Lender” under Section 10.4 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.2 and 3.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.3 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.2 and 3.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.3 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.3(f) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement, or any promissory notes evidencing its interests hereunder, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.6 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.7 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Borrower set forth in Section 3.1(c), Section 3.2, Section 3.3, Section 10.2, Section 10.3, and Section 10.10 and the agreements of the Lenders and the Agents set forth in Section 2.14, Section 9.3 and Section 10.2(c) shall survive the payment of the Loans, the cancellation, expiration or cash collateralization of the Letters of Credit, and the termination hereof.

Section 10.8 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 10.9 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that any Borrower makes a payment or payments to the Administrative Agent, the Issuing Banks, the Swingline Lender or the Lenders (or to the Administrative Agent, on behalf of Lenders), or the Administrative Agent, the Collateral Agent, the Issuing Banks or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.10 Severability. In case any provision in or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.11 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 9.10(d), each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Credit Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.12 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.13 Applicable Laws.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 10.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.15 Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

For purposes of this Section, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries, unless, in the case of information received from the Company or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as nonconfidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders acknowledges that (i) the Information may include material non-public information concerning the Company or any Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-pubic information and (iii) it will handle such material non-public information in accordance with applicable law, including United States federal and state securities laws.

Section 10.16 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under Applicable Laws shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the aggregate outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the applicable Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and each of the Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the aggregate outstanding amount of the Loans made hereunder or be refunded to each of the applicable Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Highest Lawful

Rate, such Person may, to the extent permitted by Applicable Laws, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 10.17 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or .pdf file shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.18 No Advisory of Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the Borrowers acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, are arm’s-length commercial transactions between the Borrowers, on the one hand, and the Administrative Agent, on the other hand, (ii) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Borrowers is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b)(i) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for any Borrower or any of Affiliates or any other Person and (ii) the Administrative Agent does not have any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) the Administrative Agent and its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and the Administrative Agent does not have any obligation to disclose any of such interests to any Borrower or its Affiliates. To the fullest extent permitted by law, each of the Borrowers hereby waives and releases, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.19 Electronic Execution of Assignments and Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement or in any amendment, waiver, modification or consent relating hereto shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Laws, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.20 USA PATRIOT Act. Each Lender subject to the Act hereby notifies each of the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each of the Borrowers, which information includes the name and address of each of the Borrowers and other information that will allow such Lender to identify each of the Borrowers in accordance with the Patriot Act.

[Signatures on Following Page(s)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWERS:	HECKMANN CORPORATION, a Delaware corporation

By:
Name:
Title:

HECKMANN WATER RESOURCES CORPORATION, a Texas corporation

By:
Name:
Title:

HECKMANN WATER RESOURCES (CVR), INC., a Texas corporation

By:
Name:
Title:

HEK WATER SOLUTIONS, LLC, a Delaware limited liability company

By:
Name:
Title:

1960 WELL SERVICES, LLC, an Ohio limited liability company

By:
Name:
Title:

HECKMANN WATER RESOURCES (EXCALIBUR), INC., an Oklahoma corporation

By:
Name:
Title:

ADMINISTRATIVE AGENT
AND COLLATERAL AGENT:	REGIONS BANK

By:
Name:
Title:

LENDERS:	REGIONS BANK, as a Lender

By:
Name:
Title:

[OTHER LENDERS], as a Lender

By:
Name:
Title:

Exhibit 2.1

[Form of] Funding Notice

Date:                  , 201_

To:	Regions Bank, as Administrative Agent

Re:	Credit Agreement dated as of September 7, 2011 (as amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Heckmann Corporation, a Delaware corporation (the “Company”), Heckmann Water Resources Corporation, a Texas corporation (“HWR”), Heckmann Water Resources (CVR), Inc., a Texas corporation (“CVR”), HEK Water Solutions, LLC, a Delaware limited liability company (“HWS”), 1960 Well Services, LLC, an Ohio limited liability company (“Well Services”) and Heckmann Water Resources (Excalibur), Inc., an Oklahoma corporation (“Excalibur”, and together with the Company, HWR, CVR, HWS, Well Services and certain Subsidiaries of the Company from time to time party thereto as borrowers, the “Borrowers” and each a “Borrower”), the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby request(s) (select one):

☐	A Borrowing of Revolving Loans

☐	A Borrowing of Swingline Loans

☐	A Borrowing of Term Loans: (Specify Term Loan A or other Term Loan)

1.	On , 201 (which is a Business Day).

2.	In the amount of $ .

3.	Comprised of (Type of Loan requested).

4.	For Adjusted LIBOR Rate Loans: with an Interest Period of months.

Each undersigned Borrower hereby represents and warrants that after giving effect to any Borrowing of the requested Revolving Loans, Swingline Loans or Term Loans, as applicable, (x) the Outstanding Amount of Revolving Obligations shall not exceed the Aggregate Revolving Commitments, (y) the Outstanding Amount of Swingline Loans shall not exceed the Swingline Sublimit and (z) the Outstanding Amount of each Term Loan shall not exceed the applicable Term Loan Commitment.

Each undersigned Borrower hereby represents and warrants that each of the conditions set forth in Section 4.2 of the Credit Agreement has been satisfied on and as of the date of such Borrowing.

[Signature(s) on Following Page]

[HECKMANN CORPORATION, a Delaware corporation

By:
Name:
Title:]

[HECKMANN WATER RESOURCES CORPORATION, a Texas corporation

By:
Name:
Title:]

[HECKMANN WATER RESOURCES (CVR), INC., a Texas corporation

By:
Name:
Title:]

[HEK WATER SOLUTIONS, LLC, a Delaware limited liability company

By:
Name:
Title:]

[1960 WELL SERVICES, LLC, an Ohio limited liability company

By:
Name:
Title:]

[HECKMANN WATER RESOURCES (EXCALIBUR), INC., an Oklahoma corporation

By:
Name:
Title:]

Exhibit 2.3

[Form of] Issuance Notice

Date:                  , 201_

To:	Regions Bank, as Administrative Agent

Re:	Credit Agreement dated as of September 7, 2011 (as amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Heckmann Corporation, a Delaware corporation (the “Company”), Heckmann Water Resources Corporation, a Texas corporation (“HWR”), Heckmann Water Resources (CVR), Inc., a Texas corporation (“CVR”), HEK Water Solutions, LLC, a Delaware limited liability company (“HWS”), 1960 Well Services, LLC, an Ohio limited liability company (“Well Services”) and Heckmann Water Resources (Excalibur), Inc., an Oklahoma corporation (“Excalibur”, and together with the Company, HWR, CVR, HWS, Well Services and certain Subsidiaries of the Company from time to time party thereto as borrowers, the “Borrowers” and each a “Borrower”), the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

Pursuant to Section 2.3 of the Credit Agreement, the undersigned hereby desires a Letter of Credit to be issued by                      (the “Issuing Bank”) in accordance with the terms and conditions of the Credit Agreement on                     , 201_ (the “Credit Date”) in an aggregate face amount of $            .

Attached hereto for each such Letter of Credit is a letter of credit application.

Each undersigned Borrower hereby represents and warrants that after issuing such Letter of Credit requested on the Credit Date, in no event shall (x) the Outstanding Amount of the Revolving Obligations exceed the Revolving Commitments, and (y) Outstanding Amount of the Letter of Credit Obligations exceed the Letter of Credit Sublimit.

Each undersigned Borrower hereby represents and warrants that each of the conditions set forth in Section 4.2 of the Credit Agreement has been satisfied on and as of the date of such issuance of such Letter of Credit on the Credit Date.

[Signature(s) on Following Page]

[HECKMANN CORPORATION,
a Delaware corporation

By:
Name:
Title:]

[HECKMANN WATER RESOURCES CORPORATION, a Texas corporation

By:
Name:
Title:]

[HECKMANN WATER RESOURCES (CVR), INC.,
a Texas corporation

By:
Name:
Title:]

[HEK WATER SOLUTIONS, LLC, a Delaware limited liability company

By:
Name:
Title:]

[1960 WELL SERVICES, LLC, an Ohio limited liability company

By:
Name:
Title:]

[HECKMANN WATER RESOURCES (EXCALIBUR), INC., an Oklahoma corporation

By:
Name:
Title:]

Exhibit 2.5-1

[Form of] Revolving Loan Note

FOR VALUE RECEIVED, each of the undersigned (the “Borrowers”), hereby promises to pay, on a joint and several basis, to                      or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrowers under that certain Credit Agreement dated as of September 7, 2011 (as amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, certain Subsidiaries of the Company party thereto from time to time as borrowers, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Each Borrower promises to pay, on a joint and several basis, interest on the unpaid principal amount of each Revolving Loan from the Credit Date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Principal Office of the Administrative Agent. If any amount is not paid in full when due, subject to Section 2.9 of the Credit Agreement, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the Default Rate.

This Revolving Loan Note is one of the Revolving Loan Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Loan Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Loan Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Revolving Loan Note.

THIS REVOLVING LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signatures on Following Page(s)]

IN WITNESS WHEREOF, each Borrower has caused this Revolving Loan Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

HECKMANN CORPORATION,
a Delaware corporation

By:
Name:
Title:

HECKMANN WATER RESOURCES CORPORATION,
a Texas corporation

By:
Name:
Title:

HECKMANN WATER RESOURCES (CVR), INC.,
a Texas corporation

By:
Name:
Title:

HEK WATER SOLUTIONS, LLC,
a Delaware limited liability company

By:
Name:
Title:

1960 WELL SERVICES, LLC,
an Ohio limited liability company

By:
Name:
Title:

HECKMANN WATER RESOURCES (EXCALIBUR), INC.,
an Oklahoma corporation

By:
Name:
Title:

Exhibit 2.5-2

[Form of] Swingline Note

FOR VALUE RECEIVED, each of the undersigned (the “Borrowers”), hereby promises to pay, on a joint and several basis, to REGIONS BANK or its registered assigns (the “Swingline Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Swingline Loan from time to time made by the Swingline Lender to the Borrowers under that certain Credit Agreement dated as of September 7, 2011 (as amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, certain Subsidiaries of the Company party thereto from time to time as borrowers, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Each Borrower promises to pay, on a joint and several basis, interest on the unpaid principal amount of each Swingline Loan from the Credit Date of such Swingline Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made directly to the Swingline Lender in Dollars in immediately available funds. If any amount is not paid in full when due, subject to Section 2.9 of the Credit Agreement, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the Default Rate.

This Swingline Note is one of the Swingline Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swingline Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Swingline Loans made by the Swingline Lender shall be evidenced by one or more loan accounts or records maintained by the Swingline Lender in the ordinary course of business. The Swingline Lender may also attach schedules to this Swingline Note and endorse thereon the date, amount and maturity of its Swingline Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Swingline Note.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signatures on Following Page(s)]

IN WITNESS WHEREOF, each Borrower has caused this Swingline Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

HECKMANN CORPORATION,
a Delaware corporation

By:
Name:
Title:

HECKMANN WATER RESOURCES CORPORATION,
a Texas corporation

By:
Name:
Title:

HECKMANN WATER RESOURCES (CVR), INC.,
a Texas corporation

By:
Name:
Title:

HEK WATER SOLUTIONS, LLC,
a Delaware limited liability company

By:
Name:
Title:

1960 WELL SERVICES, LLC,
an Ohio limited liability company

By:
Name:
Title:

HECKMANN WATER RESOURCES (EXCALIBUR), INC.,
an Oklahoma corporation

By:
Name:
Title:

Exhibit 2.5-3

[Form of] Term Loan [A] Note

FOR VALUE RECEIVED, each of the undersigned (the “Borrowers”), hereby promises to pay, on a joint and several basis, to                      or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Term Loan [A] from time to time made by the Lender to the Borrowers under that certain Credit Agreement dated as of September 7, 2011 (as amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, certain Subsidiaries of the Company party thereto from time to time as borrowers, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Each Borrower promises to pay, on a joint and several basis, interest on the unpaid principal amount of the Term Loan [A] from the Credit Date of such Term Loan [A] until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Principal Office of the Administrative Agent. If any amount is not paid in full when due, subject to Section 2.9 of the Credit Agreement, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the Default Rate.

This Term Loan [A] Note is one of the Term Loan [A] Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Loan [A] Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Term Loan [A] made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Loan [A] Note and endorse thereon the date, amount and maturity of its portion of the Term Loan [A] and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Term Loan [A] Note.

THIS TERM LOAN [A] NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signatures on Following Page(s)]

IN WITNESS WHEREOF, each Borrower has caused this Term Loan [A] Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

HECKMANN CORPORATION,
a Delaware corporation

By:
Name:
Title:

HECKMANN WATER RESOURCES CORPORATION,
a Texas corporation

By:
Name:
Title:

HECKMANN WATER RESOURCES (CVR), INC.,
a Texas corporation

By:
Name:
Title:

HEK WATER SOLUTIONS, LLC,
a Delaware limited liability company

By:
Name:
Title:

1960 WELL SERVICES, LLC,
an Ohio limited liability company

By:
Name:
Title:

HECKMANN WATER RESOURCES (EXCALIBUR), INC.,
an Oklahoma corporation

By:
Name:
Title:

Exhibit 2.8

[Form of] Conversion/Continuation Notice

Date:                  , 201

To:	Regions Bank, as Administrative Agent

Re:	Credit Agreement dated as of September 7, 2011 (as amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Heckmann Corporation, a Delaware corporation (the “Company”), Heckmann Water Resources Corporation, a Texas corporation (“HWR”), Heckmann Water Resources (CVR), Inc., a Texas corporation (“CVR”), HEK Water Solutions, LLC, a Delaware limited liability company (“HWS”), 1960 Well Services, LLC, an Ohio limited liability company (“Well Services”) and Heckmann Water Resources (Excalibur), Inc., an Oklahoma corporation (“Excalibur”, and together with the Company, HWR, CVR, HWS, Well Services and certain Subsidiaries of the Company from time to time party thereto as borrowers, the “Borrowers” and each a “Borrower”), the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

Pursuant to Section 2.8 of the Credit Agreement, the undersigned hereby request[s] (select one):

☐	A conversion or continuation of Revolving Loans

☐	A conversion or continuation of Term Loans: (Specify Term Loan A or other Term Loan)

☐	A conversion or continuation of Swingline Loans

1.	On , 201 (which is a Business Day).

2.	In the amount of $ .

3.	Comprised of (Type of Loan requested).

4.	For Adjusted LIBOR Rate Loans: with an Interest Period of months.

Each undersigned Borrower hereby certifies that no Default or Event of Default has occurred and is continuing or would result from any continuation or conversion contemplated hereby.

[Signature(s) on Following Page]

[HECKMANN CORPORATION,
a Delaware corporation

By:
Name:
Title:]

[HECKMANN WATER RESOURCES CORPORATION,
a Texas corporation

By:
Name:
Title:]

[HECKMANN WATER RESOURCES (CVR), INC.,
a Texas corporation

By:
Name:
Title:]

[HEK WATER SOLUTIONS, LLC,
a Delaware limited liability company

By:
Name:
Title:]

[1960 WELL SERVICES, LLC,
an Ohio limited liability company

By:
Name:
Title:]

[HECKMANN WATER RESOURCES (EXCALIBUR), INC.,
an Oklahoma corporation

By:
Name:
Title:]

Exhibit 6.1(e)

[Form of] Compliance Certificate

Financial Statement Date:                      , 201

To:	Regions Bank, as Administrative Agent

Re:	Credit Agreement dated as of September 7, 2011 (as amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Heckmann Corporation, a Delaware corporation (the “Company”), Heckmann Water Resources Corporation, a Texas corporation (“HWR”), Heckmann Water Resources (CVR), Inc., a Texas corporation (“CVR”), HEK Water Solutions, LLC, a Delaware limited liability company (“HWS”), 1960 Well Services, LLC, an Ohio limited liability company (“Well Services”) and Heckmann Water Resources (Excalibur), Inc., an Oklahoma corporation (“Excalibur”, and together with the Company, HWR, CVR, HWS, Well Services and certain Subsidiaries of the Company from time to time party thereto as borrowers, the “Borrowers” and each a “Borrower”), the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby certifies as of the date hereof that [he/she] is the                      of the Company, and that, in [his/her] capacity as such, [he/she] is authorized to execute and deliver this certificate (including the schedules attached hereto and made a party hereof, this “Compliance Certificate”) to the Administrative Agent on behalf of the Company, and that:

[Use following paragraph 1 for Fiscal Year-end financial statements for the Consolidated Group:]

[1. Attached hereto as Schedule 1 are the year-end audited consolidated financial statements required by Section 6.1(c) of the Credit Agreement for the Fiscal Year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant of recognized national standing required by such section. Such financial statements fairly present, in all material respects, the financial condition of the Consolidated Group as at the date indicated and the results of their operations and their cash flows for the period indicated.]

[Use following paragraph 2 for Fiscal Year-end financial statements for the Restricted Group:]

[2. Attached hereto as Schedule 2 are the year-end consolidating financial statements required by Section 6.1(d) of the Credit Agreement for the Fiscal Year of the Company ended as of the above date, together with a Financial Officer Certification required by such section. Such financial statements fairly present, in all material respects, the financial condition of the Restricted Group as at the date indicated and the results of their operations and their cash flows for the period indicated.]

[Use following paragraph 1 for Fiscal Quarter-end financial statements for the Consolidated Group:]

[1. Attached hereto as Schedule 1 are the unaudited consolidated financial statements required by Section 6.1(a) of the Credit Agreement for the Fiscal Quarter of the Company ended as of the above date. Such financial statements fairly present, in all material respects, the financial condition of the

Consolidated Group as at the date indicated and the results of their operations and their cash flows for the period indicated, subject to changes resulting from audit and normal year end adjustments.]

[Use following paragraph 2 for Fiscal Quarter-end financial statements for the Restricted Group:]

[2. Attached hereto as Schedule 1 are the unaudited consolidating financial statements required by Section 6.1(b) of the Credit Agreement for the Fiscal Quarter of the Company ended as of the above date. Such financial statements fairly present, in all material respects, the financial condition of the Restricted Group as at the date indicated and the results of their operations and their cash flows for the period indicated, subject to changes resulting from audit and normal year end adjustments.]

3. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made, a detailed review of the transactions and financial condition of the Borrowers and the Restricted Subsidiaries during the accounting period covered by the attached financial statements.

4. A review of the activities of the Borrowers and the Restricted Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether a Default or Event of Default exists, and

[select one:]

[to the knowledge of the undersigned during such fiscal period, no Default or Event of Default exists as of the date hereof.]

[or:]

[the following is a list of each Default or Event of Default, the nature and extent thereof and proposed actions with respect thereto:]

5. The financial covenant analyses and calculations for the periods identified therein of the Consolidated Adjusted EBITDA, Consolidated Fixed Charges, Consolidated Leverage Ratio (used in the determination of the Applicable Margin), Consolidated Net Leverage Ratio, Consolidated Fixed Charge Coverage Ratio, Consolidated Funded Debt to Total Capitalization Ratio, Minimum Cash and Cash Equivalents and Consolidated Capital Expenditures are set forth on Schedule 2 attached hereto. In the event of any conflict between the formulas used for such analyses and calculations provided in the attached Schedule 2 and the formulas provided in the Credit Agreement, the Credit Agreement shall govern.

[6. Attached hereto as Schedule 3 is a supplement to Schedule 1(c)-1 of the Security Agreement. Schedule 1(c)-1 of the Security Agreement, as supplemented by the attached supplement, is accurate and true as of the date of this Compliance Certificate.]

[Signatures on Following Page(s)]

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                     , 201    .

HECKMANN CORPORATION,
a Delaware corporation

By:
Name:
Title:

Schedule 1

to Compliance Certificate

For the Fiscal [Quarter] [Year] ending                            , 20    .

Financial Statements

(see attached)

Schedule 2

to Compliance Certificate

For the Fiscal [Quarter] [Year] ending                            , 20    .

Covenant Calculations

Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement. In the event of any conflict between the formulas used for such analyses and calculations provided in this Schedule 2 and the formulas provided in the Credit Agreement, the Credit Agreement shall govern.

Consolidated Adjusted EBITDA

Consolidated Adjusted EBITDA
Consolidated Net Income	$
+ Consolidated Interest Charges	$
+ taxes	$
+ depreciation expense	$
+ amortization expense	$

+ (A) any impairment charge or asset write-off or write-down related to intangible assets, long-lived assets and other assets, and investment in debt and equity securities pursuant to GAAP, (B) stock-based awards, compensation expense, including non-cash charges arising from stock options, restricted stock or other equity incentive programs, (C) other non-cash charges, including purchase accounting adjustments in accordance with GAAP and any non-cash loss or expense resulting from bonus payments made to repay non-cash loans made to officers, directors or employees, in each case of clauses (B) and (C), excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period

$

+ one-time relocation expenses, transition fees and expenses, integration expense and one-time compensation charges (including stay bonuses and severance expenses) in each case incurred as a result of the consummation of Permitted Acquisitions

$

+ legal costs related to shareholder and securities litigation arising from the acquisition of China Water and Drinks Inc., a Delaware corporation, in an aggregate amount not to exceed $2,000,000 in any Fiscal Year

$
+ losses in connection with any Hedging Transaction	$
+ all fees, costs and expenses incurred in connection with the issuance of any Permitted Senior Unsecured Indebtedness or any amendment of any document related thereto	$
+ all fees, costs and expenses incurred in connection with the consummation of the transactions contemplated by the Credit Documents	$

+ all reasonable fees, costs and expenses incurred in connection with any Permitted Acquisition, whether or not consummated, in the applicable period	$
+ non-recurring charges, expenses and losses (including losses from disposition of assets)	$
+ all expenses and charges which have been reimbursed in cash by a third party	$
+ costs (including legal costs) associated with moving any Subsidiary to discontinued operations or the disposition thereof	$
- gains in connection with any Hedging Transaction	$
- non-recurring gains (including gains from disposition of assets)	$
- non-cash gains associated with any write-up of goodwill pursuant to ASC 350	$
= Consolidated Adjusted EBITDA	$
Consolidated Fixed Charges
Consolidated Fixed Charges
Consolidated Scheduled Funded Debt Payments	$
+ cash portion of Consolidated Interest Charges	$
= Consolidated Fixed Charges	$
Consolidated Leverage Ratio
A. Consolidated Funded Debt:	$
B. Consolidated Adjusted EBITDA[1]:	$
C. Consolidated Leverage Ratio (Line A ÷ Line B):		to 1.00
Consolidated Net Leverage Ratio

A.     Consolidated Funded Debt on such day less available and unencumbered (other than Liens in favor of the Collateral Agent under the Credit Documents and Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits) cash and Cash Equivalents of the Borrowers and the Restricted Subsidiaries that are Domestic Subsidiaries in excess of $10,000,000:

$
B. Consolidated Adjusted EBITDA[2]:	$
C. Consolidated Net Leverage Ratio (Line A ÷ Line B):		to 1.00

[1]

For the purpose of calculating the Consolidated Leverage Ratio, the Consolidated Adjusted EBITDA for the Fiscal Quarters ending December 31, 2010, March 31, 2011 and June 30, 2011 shall be $10,000,000 for each such Fiscal Quarter.

[2]

For the purpose of calculating the Consolidated Net Leverage Ratio, the Consolidated Adjusted EBITDA for the Fiscal Quarters ending December 31, 2010, March 31, 2011 and June 30, 2011 shall be $10,000,000 for each such Fiscal Quarter.

Consolidated Fixed Charge Coverage Ratio3

A. Consolidated Adjusted EBITDA:	$
B. Consolidated Capital Expenditures:	$
C. taxes paid in cash:	$
D. Consolidated Fixed Charges:	$
E. Consolidated Fixed Charge Coverage Ratio ((Line A – Line B – Line C) ÷ Line D):	$	to 1.00
Consolidated Funded Debt to Total Capitalization Ratio
A. Consolidated Funded Debt:	$
B. Total Capitalization	$
C. Consolidated Funded Debt to Total Capitalization Ratio (Line A ÷ Line B):		to 1.00
Cash and Cash Equivalents
Cash and Cash Equivalents	$

Consolidated Capital Expenditures

[3]

(i) for the period of the four Fiscal Quarters ending December 31, 2011, the Consolidated Adjusted EBITDA, the Consolidated Fixed Charges, Consolidated Capital Expenditures (excluding Capital Expenditures financed with Indebtedness other than Loans) and cash taxes paid for such period shall be deemed to be the actual amount of Consolidated Adjusted EBITDA, Consolidated Fixed Charges, Consolidated Capital Expenditures (excluding Capital Expenditures financed with Indebtedness other than Loans) and cash taxes paid, respectively, for the period of one fiscal quarter ending December 31, 2011 multiplied by four (4);

for the period of the four Fiscal Quarters ending March 31, 2012, the Consolidated Adjusted EBITDA, the Consolidated Fixed Charges, Consolidated Capital Expenditures (excluding Capital Expenditures financed with Indebtedness other than Loans) and cash taxes paid for such period shall be deemed to be the actual amount of Consolidated Adjusted EBITDA, Consolidated Fixed Charges, Consolidated Capital Expenditures (excluding Capital Expenditures financed with Indebtedness other than Loans) and cash taxes paid, respectively, for the period of two fiscal quarters ending December 31, 2011 multiplied by two (2); and

for the period of the four fiscal quarters ending June 30, 2012, the Consolidated Adjusted EBITDA, the Consolidated Fixed Charges, Consolidated Capital Expenditures (excluding Capital Expenditures financed with Indebtedness other than Loans) and cash taxes paid for such period shall be deemed to be the actual amount of Consolidated Adjusted EBITDA, Consolidated Fixed Charges, Consolidated Capital Expenditures (excluding Capital Expenditures financed with Indebtedness other than Loans) and cash taxes paid, respectively, for the period of three fiscal quarters ending March 31, 2012 multiplied by one and one third (1 1/3).

(for year-end compliance certificate only)

Consolidated Capital Expenditures:	$

[Schedule 3

to Compliance Certificate

For the Fiscal [Quarter] [Year] ending                            , 20    .

Intellectual Property

(see attached)]4

[4]	To be added if applicable

Exhibit 6.11

[Form of] Borrower Joinder Agreement

THIS BORROWER JOINDER AGREEMENT (the “Agreement”) dated as of             , 201     is by and between             , a              (the “New Subsidiary”), and REGIONS BANK, in its capacities as Administrative Agent and Collateral Agent under that certain Credit Agreement dated as of September 7, 2011 (as amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Heckmann Corporation, a Delaware corporation (the “Company”), Heckmann Water Resources Corporation, a Texas corporation (“HWR”), Heckmann Water Resources (CVR), Inc., a Texas corporation (“CVR”), HEK Water Solutions, LLC, a Delaware limited liability company (“HWS”), 1960 Well Services, LLC, an Ohio limited liability company (“Well Services”) and Heckmann Water Resources (Excalibur), Inc., an Oklahoma corporation (“Excalibur”, and together with the Company, HWR, CVR, HWS, Well Services and certain Subsidiaries of the Company from time to time party thereto as borrowers, the “Borrowers” and each a “Borrower”), the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrowers have elected or are required by Section 6.11 of the Credit Agreement to cause the New Subsidiary to become a “Borrower” thereunder. Accordingly, the New Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the holders of the Obligations:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Borrower” for all purposes of the Credit Agreement, and shall have all of the obligations of a Borrower thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Borrowers contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby, jointly and severally together with the other Borrowers, covenants to each holder of the Obligations and the Administrative Agent to promptly pay and perform all of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Pledge and Security Agreement and an “Obligor” for all purposes of the Pledge and Security Agreement, and shall have all the obligations of an Obligor thereunder as if it had executed the Pledge and Security Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Pledge and Security Agreement. Without limiting the generality of the foregoing terms of this paragraph 2, the New Subsidiary hereby grants, pledges and assigns to the Collateral Agent, for the benefit of the holders of the Obligations, a continuing security interest in any and all right, title and interest of the New Subsidiary in and to the Collateral (as defined in the Pledge and Security Agreement) of the New Subsidiary to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as defined in the Pledge and Security Agreement).

3. The New Subsidiary hereby represents and warrants to the Administrative Agent, the Collateral Agent and the Lenders that:

(a) The New Subsidiary’s exact legal name and state of formation are as set forth on the signature pages hereto.

(b) The New Subsidiary’s taxpayer identification number and organization number are set forth on Schedule 1 hereto.

(c) Other than as set forth on Schedule 2 hereto, the New Subsidiary has not changed its legal name, changed its state of formation, been party to a merger, consolidation or other change in structure in the five years preceding the date hereof.

(d) Schedule 3 hereto lists each Subsidiary of the New Subsidiary, together with (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) the certificate number(s) of the certificates evidencing such Equity Interests and number and percentage of outstanding shares of each class owned by the New Subsidiary (directly or indirectly) of such Equity Interests and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.

4. The address of the New Subsidiary for purposes of all notices and other communications is the address designated for all Borrowers in Section 10.1 of the Credit Agreement or such other address as the New Subsidiary may from time to time notify the Administrative Agent in writing.

6. This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

7. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signatures on Following Page(s)]

IN WITNESS WHEREOF, the New Subsidiary has caused this Borrower Joinder Agreement to be duly executed by its authorized officer, and Regions Bank, in its capacities as Administrative Agent and the Collateral Agent, for the benefit of the holders of the Obligations, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

REGIONS BANK,
as Administrative Agent and Collateral Agent

By:
Name:
Title:

Schedule 1

to Borrower Joinder Agreement

Taxpayer Identification Number; Organizational Number

Schedule 2

to Borrower Joinder Agreement

Changes in Legal Name or State of Formation;

Mergers, Consolidations and other Changes in Structure

Schedule 3

to Borrower Joinder Agreement

Equity Interests

Exhibit 10.5

[Form of] Assignment Agreement

This Assignment and Assumption (this “Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein have the meanings provided in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrowers:	Heckmann Corporation, a Delaware corporation, Heckmann Water Resources Corporation, a Texas corporation, Heckmann Water Resources (CVR), Inc., a Texas corporation, HEK Water Solutions, LLC, a Delaware limited liability company, 1960 Well Services, LLC, an Ohio limited liability company, Heckmann Water Resources (Excalibur), Inc., an Oklahoma corporation and certain Subsidiaries of the Company from time to time party to the Credit Agreement as borrowers (defined below)

4.	Administrative Agent:	Regions Bank, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated as of September 7, 2011 (as amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, certain Subsidiaries of the Company party thereto from time to time as borrowers, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent.

6.	Assigned Interest:

aggregate [Revolving] [Term Loan [A]] Commitments / [Revolving] [Term Loan [A]] Loans for all Lenders	Amount of [Revolving] [Term Loan [A]] Commitments / Loans Assigned	[Revolving] [Term Loan [A]] Commitment Percentage Assigned

$	$		%

$	$		%

$	$		%

7.	Effective Date: [to be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the Register therefor]

8.	The Assignee hereby represents and warrants that it is not a Competitor of the Borrowers.

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR:	[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:	[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][1] Accepted:

REGIONS BANK,
as Administrative Agent

By:
Name:
Title:

[Consented to:][2]

HECKMANN CORPORATION,
a Delaware corporation

By:
Name:
Title:

[Consented to:] [3]

[ ],
as Issuing Bank

By:
Name:
Title:

[Consented to:] [4]

[ ],
as Swingline Lender

By:
Name:
Title:

[1]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[2]	To be added only if the consent of each Borrower is required by the terms of the Credit Agreement.
[3]	To be added only if the consent of the Issuing Bank is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Swingline Lender is required by the terms of the Credit Agreement.

Annex 1 to Assignment Agreement

STANDARD TERMS AND CONDITIONS

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Restricted Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Company, any of its Restricted Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of New York.